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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Edwards Lifesciences Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2009

To our Stockholders:

        The Board of Directors joins me in inviting you to attend the 2009 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at One Edwards Way, Irvine, California, on Thursday, May 7, 2009, commencing at 10:00 a.m., Pacific Daylight Time. Registration will begin at 9:00 a.m. and refreshments will be provided.

        Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders also may access the Notice of Annual Meeting of Stockholders and the Proxy Statement via the Internet at www.edwards.com.

        At the meeting, in addition to discussing matters described in the Proxy Statement, I will report on our 2008 achievements and discuss our plans for continued growth and success.

        We look forward to seeing you at the upcoming Annual Meeting of Stockholders.

Sincerely,

Michael A. Mussallem
 Chairman of the Board and
Chief Executive Officer

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California USA 92614
Phone: 949.250.2500 www.edwards.com

Edwards Lifesciences Corporation
One Edwards Way
Irvine, California 92614
949.250.2500

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, May 7, 2009

To the Stockholders of

EDWARDS LIFESCIENCES CORPORATION

        The 2009 Annual Meeting of Stockholders of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), will be held at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614 on Thursday, May 7, 2009, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect the four nominees identified in the attached proxy statement as directors for the terms described therein;

  2.
  To approve an amendment and restatement of the Company's Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program") to (i) increase the total number of shares of common stock available for issuance under the Long-Term Stock Program by 1,000,000 shares; and (ii) increase by 100,000 the number of shares of common stock within the Long-Term Stock Program that may be granted in the form of restricted stock and restricted stock units;

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2009; and

  4.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

        The Board of Directors has fixed the close of business on Friday, March 13, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

        Your attention is directed to the accompanying Proxy Statement. Whether or not you plan to attend the meeting in person, please vote your shares in one of the following three ways: (1) complete, sign, date and return the enclosed proxy card in the enclosed, postage-prepaid envelope; (2) call the toll-free number listed on the proxy card; or (3) access the Internet as indicated on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

By Order of the Board of Directors,

Denise E. Botticelli Vice President, Associate General Counsel and Secretary
March 31, 2009

EDWARDS LIFESCIENCES CORPORATION

PROXY STATEMENT FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS

i

ii

EDWARDS LIFESCIENCES CORPORATION

 PROXY STATEMENT FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Edwards Lifesciences Corporation, a Delaware corporation (the "Company"), for use at the 2009 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Pacific Daylight Time, on Thursday, May 7, 2009, at the corporate headquarters of the Company, located at One Edwards Way, Irvine, California 92614.

        The Board of Directors has fixed the close of business on Friday, March 13, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On March 13, 2009, the Company had outstanding 55,981,040 shares of common stock. A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of ten days prior to and including the date of the meeting, at the offices of the Company located at One Edwards Way, Irvine, California 92614.

        Whether or not you plan to attend the Annual Meeting, please vote in one of the following three ways:

  •
  complete, sign, date and mail your proxy card in the enclosed, postage-prepaid envelope;

  •
  call the toll-free number listed on the proxy card; or

  •
  access the Internet as indicated on the proxy card.

        The proxy holders appointed by the Company will vote your shares according to your instructions. If you return a properly signed and dated proxy card, but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxy holders to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

        You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by subsequently voting by telephone or via the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

        These proxy materials are first being sent to stockholders on or about March 31, 2009.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2009: Pursuant to rules promulgated by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our fiscal 2008 Annual Report are available at our website at www.edwards.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.edwards.com/filefolder/resourcegallery/investorrelations/ew2009proxy.pdf, which does not have "cookies" that identify visitors to the site.

 Voting Information

        The presence at the Annual Meeting, in person or by proxy, of holders of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. (Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise the Company that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called "broker non-votes.") Broker non-votes and abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

        Each stockholder is entitled to one vote per share on each proposal to be voted upon at the meeting. Directors will be elected by a majority of votes cast, which means that the number of shares voted "for" each of the nominees for election to our Board of Directors must exceed 50% of the number of votes cast with respect to each nominee's election. Broker non-votes and abstentions (or instructions to "withhold authority" as to the election of any director nominees) will not constitute votes for or against the election of directors. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

        The affirmative vote of a majority of shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote is necessary both for the approval of the amendment and restatement of the Long-Term Stock Incentive Compensation Program (the "Long-Term Stock Program") and to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2009. If stockholder approval is not obtained, then the number of shares reserved under the Long-Term Stock Program will not be increased. With respect to each proposal, abstentions will have the effect of votes against the proposal. Broker non-votes with respect to each proposal, however, will not be considered as present and entitled to vote on that proposal.

        A stockholder may revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, by subsequently voting by telephone or via the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not automatically revoke an earlier submitted proxy. The proxy holders appointed by the Company will vote your shares according to your instructions. If no direction is made on a properly signed and dated proxy card, the stockholder's shares will be voted FOR the election of the named director nominees, FOR the amendment and restatement of the Long-Term Stock Program and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2009. With respect to any other matter properly presented at the Annual Meeting, the proxy card gives authority to the proxy holders to vote the stockholder's shares in the proxy holder's discretion.

Proxy Solicitation Costs

        Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, also may solicit proxies by mail, telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons.

        In addition, the Company has retained Georgeson Inc., ("Georgeson") to assist with the distribution and solicitation of proxies for a fee of $20,000, plus expenses for these services. The Company also agreed to indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson's gross negligence or intentional misconduct. Georgeson and the Company's officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile,

e-mail and personal solicitation. The Company will pay no additional compensation to its officers, directors and employees for these activities.

PROPOSALS TO BE VOTED ON

Proposal 1—Election of Directors

        The Board of Directors nominates the nominees below to serve as directors for the terms indicated below, or until their successors are elected and qualified.

Nominees for Director to Serve Until the Annual meeting in 2012:
Mike R. Bowlin
Barbara J. McNeil, M.D., Ph.D.
Michael A. Mussallem

Nominee for Director to Serve Until the Annual Meeting in 2010:
William J. Link, Ph.D.

        Each of the nominees standing for election has consented to serve as a director if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board of Directors. No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of the Company's executive officers.

        Please see the section below titled "Corporate Governance" for more information regarding the nominees, the Board of Directors, the committees of the Board of Directors and director independence.

The Board of Directors of the Company recommends a vote FOR the election of each of the nominees for director.

 Proposal 2—Amendment and Restatement of the Long-Term Stock Incentive Compensation Program

        The Board of Directors has approved an amendment and restatement of the Long-Term Stock Program, subject to stockholder approval. The proposed amendment and restatement will effect the following changes to the Long-Term Stock Program: (i) increase the total number of shares of common stock available for issuance by 1,000,000 shares; and (ii) increase by 100,000 the number of shares of common stock within the Long-Term Stock Program that may be granted in the form of restricted stock and restricted stock units.

        The Board of Directors and the Compensation and Governance Committee (the "Compensation Committee") believe that stockholders' support of this proposal will enable the Company to continue to attract and retain the highest caliber of employees within our industry, to link incentive awards to Company performance, to encourage employee ownership in the Company and to more closely align the interest of employees with those of its stockholders.

        The Company has projected that it will need additional shares at this time to continue to use stock-based compensation to provide competitive long-term incentives to its eligible employees during the next year. Although the Company's compensation strategy has been formulated for the long-term, the Company is requesting stockholder approval of only the number of shares anticipated to be necessary to implement its equity-based compensation strategy for approximately the next year (through early 2010).

        The Company believes that the long-term component of its incentive compensation program should be aligned with stockholders and strongly prefers the attributes of stock-based incentives. If stockholder approval for this proposal is not obtained, the number of shares reserved under the Long-Term Stock Program will not be increased, and the Company will be unable to fully implement the long-term incentive component of its compensation program. Without the ability to use stock, the Company would be required to replace stock compensation with the equivalent in cash incentives in order to maintain a competitive compensation program. Cash incentive programs generally offer much less opportunity to link management compensation to stock performance. In years when performance targets are exceeded, the use of cash incentive programs could greatly impact the Company's net income.

        The Company encourages stockholders to consider the following factors:

  •
  The Company believes that its incentive compensation program is essential to our financial success. Further, the Company believes its incentive compensation program has been a contributing factor in our many recent achievements, including an 83% return over the past five years. The following chart shows total cumulative return based upon a $100 investment in the Company from December 31, 2003 through December 31, 2008 compared to the Standard & Poor's 500 Index and the Morgan Stanley Healthcare Products Index.

	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08
Edwards Lifesciences	$100	$137	$138	$156	$153	$183
S&P 500	$100	$111	$116	$135	$142	$90
Morgan Stanley Healthcare Products	$100	$98	$103	$111	$112	$94
  •
  The Company has repurchased shares of its common stock from time to time through various stock repurchase programs. In 2006, 2007 and 2008, the total number of outstanding shares declined significantly.

	2003	2004	2005	2006	2007	2008
Shares Outstanding at Fiscal Year End (in millions)	59.5	59.4	59.6	57.7	56.6	55.9

    On March 13, 2009, the Company had outstanding 55,981,040 shares of common stock.

    On July 10, 2008, the Board of Directors authorized the Company to repurchase common stock with an aggregate value of up to $250,000,000. Based on the most recent closing price of the Company's shares on the New York Stock Exchange (the "NYSE") as of February 28, 2009, the amount remaining available for repurchase on that date represented approximately 3.2 million shares.

  •
  The Company grants long-term incentive awards (stock options and restricted stock units) to a limited number of employees who are considered key contributors to the success of the Company and whose performance most directly influences the long-term results of the Company. This strategy has allowed the Company to achieve a low burn rate while providing adequate incentives for its key employees.

	2005	2006	2007	2008
Three Year Average Burn Rate(1)(2)	3.0%	2.0%	2.4%	2.1%

(1)	Burn Rate =	Shares granted less cancellations Shares outstanding
(2)	The three year average Burn Rate for each year is calculated as the sum of the Burn Rates for that year and the preceding two years, divided by 3.

    The 1,000,000 shares requested in this proposal represent 1.8% of the Company's outstanding shares at December 31, 2008.

        The Company also notes the following factors:

  •
  As of February 28, 2009, a total of 8,609,634 shares (including 7,733,764 shares subject to outstanding options and 875,870 restricted shares and restricted stock units) were subject to outstanding options and stock awards under the Long-Term Stock Program. The 7,733,764 shares subject to outstanding options have a weighted average exercise price of $38.07. The weighted average remaining contractual life of outstanding options was 3.39 years as of February 28, 2009.

  •
  As of February 28, 2009, approximately 5.4 million of the shares subject to outstanding options were vested with a weighted average exercise price of approximately $33, which the Company believes reflects employees' confidence in the Company's future prospects.

  •
  Of the total 8,609,634 shares subject to options and stock awards that were outstanding as of February 28, 2009, approximately 30% were held by the named executive officers (as defined in the section entitled "Compensation Discussion and Analysis" at page 19) as a group.

  •
  The Company adopted stock ownership guidelines for its executive officers beginning in 2000 to create additional owner commitment and to emphasize shareholder value creation. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Stock Ownership Guidelines" at page 27.) All executive officers have either exceeded their ownership target levels or are on track to achieve their ownership targets by the required date.

  •
  The Long-Term Stock Program is a component of total executive direct compensation (total cash compensation plus equity), which is targeted to be at approximately the median for comparable positions at competitive peer companies. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Compensation Process" at page 20.)

        The Company is committed to maintaining strong corporate governance practices and notes the following important factors that pertain to its Long-Term Stock Program and/or its long-term equity compensation practices:

  •
  In 2003, the Company reduced the maximum term of options to seven years from ten years. Its standard practice for options is ratable vesting over four years.

  •
  The Company's standard practice imposes a minimum vesting period of three years on restricted stock awards.

  •
  The Long-Term Stock Program does not allow net share counting provisions.

  •
  The Company does not have any program, plan or practice to time option grants in coordination with the release of material information. (See "Executive Compensation and Other Information—Compensation Discussion and Analysis—Market Timing of Equity Awards" at page 27.)

  •
  The Company has never engaged in a repricing of stock options.

  •
  The Company provides our stockholders the opportunity to evaluate and vote annually on share increases to the Long-Term Stock Program.

        The Section below entitled "The Long-Term Stock Incentive Compensation Program" describes the principal features of the Long-Term Stock Program, giving effect to the amendment and restatement that is the subject of this Proposal 2. The summary, however, does not purport to be a complete description of the Long-Term Stock Program. A copy of the amended and restated Long-Term Stock Program is attached as Appendix A to this Proxy Statement.

The Board of Directors of the Company recommends a vote FOR the amendment and restatement of the Long-Term Stock Incentive Compensation Program.

Proposal 3—Ratification of Appointment of the Independent Registered Public Accounting Firm

        The Audit and Public Policy Committee (the "Audit Committee") has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. PricewaterhouseCoopers LLP also performs certain non-audit services for the Company. Although the Company is not required to seek stockholder approval of this appointment, the Board of Directors believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2009.

Other Business

        It is not anticipated that any matter will be considered by the stockholders other than those set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

CORPORATE GOVERNANCE

Board Composition

        The Board of Directors currently consists of six directors divided into three classes. Effective as of May 7, 2009, the size of the Board of Directors will be increased to seven directors divided among the three classes as indicated below.

  Current Class III Directors Nominated for Reelection for a Term Expiring in 2012

        Mike R. Bowlin, age 65. Mr. Bowlin has been a director of the Company since 2000. He served as Chairman of the Board of Atlantic Richfield Company (which merged with BP Amoco in 2000) from 1995 until his retirement in 2000, as its President from 1993 to 1998 and as its Chief Executive Officer from 1994 to 2000. Mr. Bowlin also is a director of FMC Technologies, Inc., and the University of North Texas Foundation.

        Barbara J. McNeil, M.D., Ph.D., age 67. Dr. McNeil has been a director of the Company since 2006. Since 1990, she has served as the Ridley Watts Professor of Health Care Policy at Harvard Medical School. In addition, since 1988, Dr. McNeil has served as the Chair of the Department of Health Care Policy at Harvard Medical School. Since 1983, she has been a Professor of Radiology at both Harvard Medical School and Brigham and Women's Hospital in Boston, Massachusetts. Dr. McNeil is a member of the Institute of Medicine of the National Academy of Sciences (where she is Chair of its Board of Healthcare Services) and the American Academy of Arts and Sciences. She chairs the Medicare Evidence Development and Advisory Committee and is a member of the Blue Cross Medical Advisory Panel. Dr. McNeil holds an M.D. from Harvard Medical School and a Ph.D. in biological chemistry from Harvard University.

        Michael A. Mussallem, age 56. Mr. Mussallem has been chairman of the Board and the Chief Executive Officer of the Company since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development and senior management at Baxter International Inc. Mr. Mussallem received his Bachelor of Science degree in chemical engineering from the Rose-Hulman Institute of Technology and was conferred an honorary doctorate by his alma mater in 1999. Mr. Mussallem is a director, and former chairman, of the California Healthcare Institute, a director of the OCTANe Foundation for Innovation and chairman of the Advanced Medical Technology Association (AdvaMed).

  Continuing Class I Director—Term Scheduled to Expire in 2010

        Robert A. Ingram, age 66. Mr. Ingram has been a director of the Company since 2003. He has served as Vice Chairman, Pharmaceuticals, GlaxoSmithKline plc, a corporation involved in the research, development, manufacturing and sale of pharmaceuticals, since 2002. Mr. Ingram served as the Chief Operating Officer and President of Pharmaceutical Operations, GlaxoSmithKline plc from 2001 through 2002. Prior to that, he was Chief Executive Officer of Glaxo Wellcome plc from 1997 to 2000, and Chairman of Glaxo Wellcome Inc., Glaxo Wellcome plc's United States subsidiary, from 1999 through 2000. From 1997 to 1999, Mr. Ingram served as Chairman and President of Glaxo Wellcome plc. Mr. Ingram is a director of Allergan Inc., Cree, Inc., Lowe's Companies, Inc., Valeant Pharmaceuticals International and the Chairman of OSI Pharmaceuticals, Inc.

  Nominee for Election as Class I Director for a Term Expiring in 2010

        William J. Link, Ph.D., age 62. Dr. Link is managing Director and a co-founder of Versant Ventures, a venture capital firm investing in early-stage health care companies. Prior to co-founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital. From 1986 to 1997, Dr. Link was founder, chairman and CEO of Chiron Vision, which was later sold to Bausch & Lomb, Inc. Dr. Link also founded and served as President of American Medical Optics which was acquired by Allergan, Inc. Dr. Link served as a director of Advanced Medical Optics, Inc., from 2002 to 2009. Before entering the health care industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link earned his bachelors, masters and doctorate degrees in mechanical engineering from Purdue University.

  Continuing Class II Directors—Term Scheduled to Expire in 2011

        John T. Cardis, age 67. Mr. Cardis has been a director of the Company since 2004. Mr. Cardis, a partner of Deloitte & Touche until his retirement in 2004, served at Deloitte & Touche for 40 years in positions of increasing responsibility, including as National Managing Partner-Global Strategic Clients, as a member of its executive committee and as a member of its board of directors. He also is a director of Avery Dennison Corporation. Mr. Cardis remains actively involved in a number of non-profit and community organizations.

        David E.I. Pyott, age 55. Mr. Pyott has been a director of the Company since 2000. He has served as Chairman of the Board of Allergan, Inc., a global specialty pharmaceutical and medical device company since 2001, Allergan's Chief Executive Officer since 1998 and its President from 1998 through January 2006. Mr. Pyott is also a director of Avery Dennison Corporation. In addition, he serves on the Board and Executive Committee of the California Healthcare Institute, on the Board of the Biotechnology Industry Organization (BIO) and on the Directors' Board of the Paul Merage School of Business at the University of California (Irvine).

Director Independence

        Under the corporate governance rules of the NYSE, a majority of the members of the Company's Board of Directors must satisfy the NYSE criteria for "independence." No director qualifies as independent under the NYSE rules unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has determined that all of the continuing members of the Board as well as all of the nominees for director, other than Mr. Mussallem, are independent under the NYSE rules. In making its determinations, the Board of Directors considered previous positions held by such individuals and concluded, as it had in prior years, that such prior positions did not impair or otherwise affect director independence.

Governance Guidelines

        The Company's Board of Directors has adopted a set of Governance Guidelines to assist the Board of Directors and its committees in performing their duties and serving the best interests of the Company and its stockholders. The Governance Guidelines cover topics including, but not limited to, director selection and qualification, director responsibilities and operation of the Board of Directors, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board of Directors. The Company's Governance Guidelines are available on the Company's website at www.edwards.com under "Investor Relations—Corporate Governance and Responsibility" and in print upon request by writing to: Secretary, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614.

Meetings of Non-Management Directors

        Non-management directors meet regularly in executive session without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors. Mr. Bowlin is currently presiding director at executive sessions of the Board of Directors.

Communications with the Board

        Any interested party who desires to contact any member of the Board of Directors, including the presiding director or the non-management members of the Board as a group, may write to any member or members of the Board at: Board of Directors, c/o Secretary, Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Communications will be received by the Secretary of the Company and distributed to the appropriate members of the Board depending on the facts and circumstances described in the communication.

Meetings of the Board of Directors

        During the year ended December 31, 2008, the Company's Board of Directors held seven meetings. Each director attended at least 75% of the meetings of the Board of Directors and any applicable committee held during the period of his or her tenure in 2008.

        The Company encourages, but does not require, its directors to attend the annual meeting of stockholders. Last year, all of the Company's directors attended the annual meeting of stockholders.

Committees of the Board of Directors

        To facilitate independent director review, and to make the most effective use of the directors' time and capabilities, the Company has established an Audit and Public Policy Committee and a Compensation and Governance Committee. The Compensation Committee is responsible for matters relating to the nomination of directors. The Board of Directors is permitted to establish other committees from time to time as it deems appropriate.

        Audit and Public Policy Committee.    The Audit Committee is composed of three directors, each of whom must be independent and financially literate as these terms are defined under the rules of the NYSE. The Board of Directors has determined that each of the members of the Audit Committee is "independent" and "financially literate" under the rules of the NYSE and that Mr. Cardis is an "audit committee financial expert" under the rules of the SEC. The responsibilities of the Audit Committee are included in its written charter, which is posted under the "Investor Information" section of the Company's website (www.edwards.com).

        As described more fully in the Audit Committee charter, the primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of the Company's internal audit function and independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; adoption of accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company has a full-time internal audit function that reports to the Audit Committee and to management and is responsible for, among other things, objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company's system of internal controls.

        The Audit Committee appoints, retains, terminates, determines compensation for, and oversees the independent registered public accounting firm, reviews the scope of the audit by the independent registered public accounting firm and inquires into the effectiveness of the Company's accounting and internal control functions. The Audit Committee also assists the Board of Directors in establishing and monitoring compliance with the ethical Business Practice Standards of the Company. The Company's Business Practice Standards are posted under the "Investor Information" section of the Company's website (www.edwards.com). The Audit Committee also reviews with the Company's management and the independent registered public accounting firm, the Company's policies and procedures with respect to risk assessment and risk management.

        The Audit Committee held eleven meetings in 2008 and organized its activities at each meeting through the use of a periodic agenda. At each regularly scheduled meeting of the Audit Committee, the Audit Committee met with the senior members of the Company's financial management team. Additionally, the Audit Committee met in executive sessions and without others present at its regularly scheduled meetings, with the Company's independent registered public accounting firm, the director of internal audit, the Company's Chief Financial Officer and the Company's General Counsel. The current members of the Audit Committee are: Mr. Cardis (Chairperson), Mr. Ingram and Mr. Pyott.

        Compensation and Governance Committee.    The Compensation Committee is composed of three directors, each of whom must be independent as that term is defined under the rules of the NYSE. The Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE. Each of the members of this committee is also a "nonemployee director" as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an "outside director" as that term is defined in Treasury Regulation § 1.162-27(3). The responsibilities of the Compensation Committee are included in its written charter, which is posted under the "Investor Information" section of the Company's website (www.edwards.com).

        The Compensation Committee determines the compensation of executive officers and recommends to the Board of Directors the compensation of outside directors, exercises authority of the Board of Directors concerning employee benefit plans and advises the Board of Directors on other compensation and employee benefit matters. The Compensation Committee also advises the Board of Directors on board committee structure and membership and corporate governance matters.

        In addition, the Compensation Committee makes recommendations to the Board of Directors regarding candidates for election as directors of the Company. The Compensation Committee maintains formal criteria for selecting director nominees who will best serve the interests of the Company and its stockholders. The criteria used for selecting director nominees are set forth in the Compensation Committee's charter. In addition to these minimum requirements, the Compensation Committee will also evaluate whether the candidate's skills and experience are complementary to the existing Board members' skills and experience as well as the need of the Board of Directors for operational, management, financial, international, technological or other expertise. The members of the Compensation Committee interview candidates that meet the criteria and the Compensation Committee selects nominees that it believes best suit the needs of the Board of Directors. From time to time, the Compensation Committee may engage the services of an executive search firm to assist the Compensation Committee in identifying and evaluating candidates for the Board of Directors.

        Dr. Link was initially identified to the Compensation Committee by a member of the Board of Directors. Following that recommendation, the Compensation Committee engaged a search firm to evaluate and recruit Dr. Link. Dr. Link is a nominee for election as a director at the Annual Meeting.

        The Compensation Committee will consider qualified candidates for director nominees suggested by the Company's stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the Secretary of the Company at One Edwards Way, Irvine, California 92614. Submissions that are received that meet the criteria described above are forwarded to the Compensation Committee for further review and consideration. The Compensation Committee does not intend to evaluate candidates proposed by stockholders any differently than other candidates.

        The Compensation Committee held five meetings in 2008. The current members of the Compensation Committee are: Mr. Bowlin (Chairperson), Mr. Ingram, and Dr. McNeil.

Stock Ownership Guidelines for Directors

        The Board of Directors has adopted stock ownership guidelines for directors that target each nonemployee director to own a minimum of 20,000 shares of the Company's common stock within five years of first becoming a director. Stock that is counted toward meeting the guidelines includes any common shares owned outright (including restricted stock), plus 25% of vested, in-the-money stock options. All of the Company's directors have either exceeded their ownership target levels or are on track to achieve their ownership targets by the required date.

THE LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM

Administration

        The Long-Term Stock Program is administered by the Compensation Committee. The Compensation Committee may, and has, delegated authority to the Chairman of the Board and Chief Executive Officer to grant rights in, or options to purchase, shares of the Corporation's common stock to eligible employees who are not executive officers.

Eligibility

        Only employees and independent contractors providing services to the Company or its subsidiaries are eligible to participate in the Long-Term Stock Program. As of February 28, 2009, approximately 6,200 employees (including 12 executive officers) were eligible to participate in the Long-Term Stock Program. Four independent contractors have participated in the Long-Term Stock Program. Non-employee Board members are not eligible to participate in the Long-Term Stock Program; however, they are eligible to receive awards under the Company's Nonemployee Directors Stock Incentive Program (the "Nonemployee Directors Program").

Share Reserve

        Subject to adjustment for certain changes in the Company's capitalization, a total of 20,700,000 shares of the Company's common stock will be authorized for issuance under the Long-Term Stock Program, including the 1,000,000 shares that are the subject of Proposal 2. In general, shares subject to outstanding options or other awards under the Long-Term Stock Program that expire or otherwise terminate prior to the issuance of the shares subject to those options or awards will be available for subsequent issuance under the Long-Term Stock Program. Unvested shares issued under the Long-Term Stock Program and subsequently forfeited to or reacquired by the Company will be added back to the number of shares reserved for issuance under the Long-Term Stock Program and will accordingly be available for subsequent issuance. However, shares which are withheld from an award to satisfy tax withholding obligations, shares which are surrendered to fulfill tax obligations incurred under the Long-Term Stock Program, and shares surrendered in payment of the option exercise price upon the exercise of an option will not be available for reissuance under the Long-Term Stock Program.

        Subject to adjustment for certain changes in the Company's capitalization, no more than 1,000,000 shares in the aggregate may be granted in the form of stock options to a participant per fiscal year. Stockholder approval of Proposal 2 will also constitute a reapproval of the 1,000,000 shares limitation for purposes of Internal Revenue Code Section 162(m).

        Subject to adjustment for certain changes in the Company's capitalization, not more than 1,300,000 shares in the aggregate may be issued as restricted stock and restricted stock unit awards under the Long-Term Stock Program, and no more than 200,000 shares may be issued as restricted stock or restricted stock units to any one participant during a fiscal year. As of February 28, 2009, a total of 170,736 shares remained available to be issued as restricted stock or restricted stock units under the Long-Term Stock Program. Including the 100,000 share increase that is the subject of Proposal 2, no more than 270,736 shares (subject to adjustment for certain changes in the Company's capitalization) may be issued in the form of restricted stock or restricted stock units following this meeting.

        As of February 28, 2009, options covering 7,733,764 shares of common stock and restricted stock units covering 875,870 shares were outstanding under the Long-Term Stock Program. As of the same date, 10,505,960 shares had been issued pursuant to the exercise of outstanding options, 153,394 shares had been issued upon vesting of restricted stock units, and 431,012 shares remained available for future option grants, restricted stock units or direct issuance.

Types of Awards

        Three types of awards may be granted under the Long-Term Stock Program: stock options, restricted stock and restricted stock units.

        Stock Options.    Nonqualified and incentive stock options may be granted under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive options, and determine the type, number of shares, exercise price and other terms of options granted under the Long-Term Stock Program. No option may be granted with an exercise price less than the current fair market value of the shares, which is defined as the closing price of the Company's common stock on the day before the grant date. As of February 28, 2009, the most recent closing price per share of the Company's common stock was $55.61.

        Restricted Stock and Restricted Stock Units.    Shares of common stock that have restrictive conditions may be issued under the Long-Term Stock Program. The Compensation Committee has the discretion to select eligible participants to receive restricted stock, and determine the number of shares, purchase price (if any), conditions of restriction and other terms of restricted stock issued under the Long-Term Stock Program. A participant who receives an award of restricted stock will have stockholder rights, including voting and dividend rights, for those shares unless the Compensation Committee determines otherwise.

        The Compensation Committee may issue restricted stock units which entitle the participant to receive common stock underlying those units upon attainment of designated performance goals, the satisfaction of specified service requirements or upon the expiration of a designated time period following the vesting of those units. The Compensation Committee has the discretion to select eligible participants to receive restricted stock units, and to determine the number of shares, the vesting and other terms and conditions of the restricted stock units. The holders of restricted stock units will not have any stockholder rights until the underlying shares are actually issued. However, dividend equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock on outstanding restricted units, subject to such terms and conditions as the Compensation Committee deems appropriate.

        Awards of restricted stock or restricted stock units are generally not considered performance-based compensation for exclusion from the $1,000,000 limitation on nonperformance-based compensation pursuant to Section 162(m) of the Internal Revenue Code. To allow for the possibility that such awards may qualify for exclusion from the $1,000,000 limitation, the Long-Term Stock Program provides the Compensation Committee with the discretionary authority to structure one or more stock issuances or restricted stock unit awards so that the shares subject to those particular awards will vest only upon the achievement of certain pre-established corporate performance goals. The goals can be based on one or more of the following criteria:

  •
  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

  •
  earnings per share;

  •
  net income (before or after taxes) or operating income;

  •
  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

  •
  sales or revenue targets;

  •
  market to book value ratio;

  •
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  •
  market share;

  •
  cost reduction goals;

  •
  budget comparisons;

  •
  implementation, completion or progress of projects, processes, products or product lines strategic or critical to the Company's business operations;

  •
  measures of customer satisfaction;

  •
  share price (including, but not limited to, growth measures and total stockholder return);

  •
  working capital;

  •
  economic value added;

  •
  percentage of sales generated by new products;

  •
  progress of research and development projects or milestones;

  •
  growth in sales of products or product lines;

  •
  any combination of, or a specified increase in, any of the foregoing; or

  •
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Performance goals may be based upon the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company's business groups or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. The attainment of performance goals may be measured including or excluding certain extraordinary items. The Compensation Committee will not have the discretion to accelerate the vesting of shares intended to qualify as performance-based compensation under Internal Revenue Code Section 162(m).

        Restricted stock and restricted stock units will vest over a minimum of three years measured from the award date.

 Stock Awards

        The table below shows the number of options granted under the Long-Term Stock Program between January 1, 2008 and February 28, 2009, to the individuals and groups indicated. Directors who are not employees are not eligible to participate in the Long-Term Stock Program (although they are eligible to participate in the Nonemployee Directors Program); and accordingly none of the Company's nonemployee directors have received options under the Long-Term Stock Program.

Name and Position	Options Granted (Number of Shares)	Weighted Average Exercise Price
Michael A. Mussallem Chairman of the Board and Chief Executive Officer	176,000	$55.54
Thomas M. Abate Corporate Vice President, Chief Financial Officer & Treasurer	50,400	$55.54
Corinne H. Lyle Corporate Vice President	40,000	$55.54
Patrick B. Verguet Corporate Vice President	36,400	$55.54
Carlyn D. Solomon Corporate Vice President	44,800	$55.54
All current executive officers as a group (12 persons)	571,100	$55.44
All non-executive directors as a group (5 persons)	0	n/a
All employees, including current officers who are not executive officers, as a group (6,200 persons as of February 28, 2009)	470,080	$55.43

        The following table sets forth the number of shares of the Company's common stock subject to restricted stock units awarded under the Long-Term Stock Program between January 1, 2008 and February 28, 2009 to the individuals and groups indicated:

Name and Position	Number of Shares Subject to Restricted Stock Units
Mr. Mussallem Chairman of the Board and Chief Executive Officer	14,089
Mr. Abate Corporate Vice President, Chief Financial Officer & Treasurer	6,585
Ms. Lyle Corporate Vice President	2,900
Mr. Verguet Corporate Vice President	4,500
Mr. Solomon Corporate Vice President	3,200
All current executive officers as a group (12 persons)	51,087
All non-executive directors as a group (5 persons)	0
All employees, including current officers who are not executive officers, as a group (6,200 persons as of February 28, 2009)	216,758

        On April 6, 2009, the Company is scheduled to grant restricted stock unit awards in connection with the transition of certain longer service salaried exempt employees out of Baxter International Inc.'s pension plan as a result of the spin-off of the Company from Baxter International Inc. The number of restricted stock units to be awarded to each participant will be determined by dividing the amount equivalent to the participant's transition grant eligible earnings for 2008 by the fair market value of the Company's common stock on the date of grant. On February 12, 2009, the Board approved the transition grant eligible earnings for two named executives: Mr. Mussallem and Mr. Abate. Please see footnote 5 to the Grants of Plan-Based Awards in Fiscal Year 2008 table, at page 33, for more information.

Amendment of the Long-Term Stock Incentive Compensation Program

        The Board may alter, amend, suspend or terminate the Long-Term Stock Program at any time and the Compensation Committee may amend awards previously granted. However, stockholder approval will be required for any amendment of the Long-Term Stock Program that: (a) materially increases the number of shares available for issuance under the Long-Term Stock Program (other than pursuant to certain adjustments), (b) expands the type of awards available under the Long-Term Stock Program, (c) materially expands the class of participants eligible to receive awards under the Long-Term Stock Program, (d) materially extends the term of the Long-Term Stock Program, (e) materially changes the method of determining the option price under the Long-Term Stock Program, or (f) deletes or limits any provision of the Long-Term Stock Program prohibiting the repricing of options. In addition, except for adjustments made in connection with changes in the Company's capitalization, the Compensation Committee may not amend outstanding options for the sole purpose of lowering the exercise price or to cancel and reissue options to lower the exercise price, without stockholder approval. Further, no termination, amendment or modification of the Long-Term Stock Program or amendment of previously granted awards may adversely affect in any material way a previously granted award, without the consent of the participant holding the award. The Long-Term Stock Program will terminate on April 1, 2018.

Acceleration Upon Change in Control

        Upon a change in control (as defined in the Long-Term Stock Program), awards (other than performance-based awards) outstanding under the Long-Term Stock Program will immediately become 100% vested and exercisable and any restrictions will immediately lapse. A performance-based award is an award that vests based on factors other than just the participant's continuous employment or service. The Company has not granted any performance-based awards under the Long-Term Stock Program. The effect of a change in control on any performance-based award the Company may grant in the future would be determined by the Compensation Committee at the time the award was granted.

Adjustments in Authorized Shares

        In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, adjustments will be made to: (i) the maximum number and class of shares issuable under the Long-Term Stock Program; (ii) the maximum number and class of shares for which options may be granted to a participant per fiscal year; (iii) the maximum number and class of shares for which restricted stock and restricted stock units may be issued in the aggregate and to any participant per fiscal year; and (iv) the number and class of and/or price of shares subject to outstanding awards granted under the Long-Term Stock Program. Such adjustments will be made as deemed to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

New Plan Benefits

        No options have been granted, and no direct stock issuances or restricted stock units have been awarded, on the basis of the 1,000,000 share increase which forms part of Proposal 2.

 Summary of Federal Income Tax Consequences

        The following summary describes the United States federal income taxation treatment applicable to the Company and the participants who receive awards under the Long-Term Stock Program.

        Option Grants.    Options granted under the Long-Term Stock Program may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

        Incentive Options.    No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

        Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

        If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

        Non-Statutory Options.    No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will generally recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will generally be allowed for the Company's taxable year in which such ordinary income is recognized by the optionee.

        Restricted Stock.    A recipient of restricted stock will generally recognize ordinary income when his or her shares vest, based on the then fair market value of the shares. The recipient, may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of issuance of the shares the fair market value of the shares at that time. The recipient will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient. The deduction will be allowed for the taxable year in which such ordinary income is recognized by the recipient.

        Restricted Stock Units.    No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued.

The amount of that income will be equal to the fair market value of the shares on the date of issuance. The holder will be required to satisfy the tax withholding requirements applicable to such income.

        The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

        Deductibility of Executive Compensation.    The Company anticipates that any compensation deemed paid by the Company in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to certain of the Company's executive officers. Accordingly, the compensation deemed paid with respect to options granted under the Long-Term Stock Program will remain deductible by the Company without limitation under Section 162(m). However, any compensation deemed paid by the Company in connection with restricted stock or restricted stock units issued under the Long-Term Stock Program will be subject to the $1,000,000 limitation, unless the vesting of the stock or units is tied solely to one or more of the performance milestones described above.

        Accounting Treatment.    Under Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" ("SFAS 123R"), the Company is required to expense all share-based payments including option grants, restricted stock and restricted stock units. Accordingly, option grants under the Long-Term Stock Program to the Company's employees will result in a direct charge to the Company's reported earnings in an amount equal to the fair value of the options as determined under SFAS 123R; the charge will be amortized over the vesting period.

        Any option grants made to nonemployees under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the fair value of the option over the period between the grant date of the option and the vesting date of each installment of the option shares.

        The number of outstanding options will be a factor in determining the Company's earnings per share on a fully-diluted basis.

        Restricted stock issued under the Long-Term Stock Program will result in a direct charge to the Company's reported earnings equal to the excess of the fair market value of the shares on the issuance date over the cash consideration (if any) paid for such shares. If the shares are unvested at the time of issuance, then any charge to the Company's reported earnings will be amortized over the vesting period. Similar accounting treatment will be in effect for any restricted stock units issued under the Long-Term Stock Program.

Equity Compensation Plan Information

        The following table provides information on the shares of common stock that may be issued upon exercise of options or rights outstanding as of December 31, 2008 under the Company's five equity compensation plans, which include the Long-Term Stock Program, Nonemployee Directors Program, 2001 Employee Stock Purchase Plan for United States Employees, 2001 Employee Stock Purchase Plan for International Employees and Executive Option Plan. The Company has never issued any warrants under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance(3)
Equity compensation plans approved by stockholders	9,253,050	(4)	$37.31	1,364,311	(5)
Equity compensation plans not approved by stockholders(6)	7,623	(7)	$6.78	291,020	(8)

Total	9,260,673		n/a	1,655,331

(1)
In accordance with the terms and conditions of the Long-Term Stock Program, option awards are not transferable to third parties for consideration.

(2)
The weighted average exercise price is calculated without taking into account 938,823 shares of common stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)
The amounts indicated in this column exclude securities listed in the column titled "Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights."

(4)
This amount includes 938,823 shares of common stock subject to restricted stock unit awards that will entitle the holders to one share of common stock for each such unit that vests over the holders' period of continued service. This amount excludes purchase rights outstanding under the Company's 2001 Employee Stock Purchase Plan for United States Employees. Approximately 62,065 shares would be issuable under purchase rights outstanding under the 2001 Employee Stock Purchase Plan, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2008.

(5)
As of December 31, 2008, the following number of shares of common stock remain available for future issuance under equity compensation programs approved by stockholders: (a) Long-Term Stock Program prior to amendment and restatement under Proposal 2—408,230; (b) Nonemployee Directors Program—212,948; and (c) 2001 Employee Stock Purchase Plan for United States Employees—743,133. If Proposal 2 is approved by the stockholders, as of February 28, 2009, 1,431,012 shares of common stock would be available for future issuance under the Long-Term Stock Program (including awards adjusted as a result of terminations of employment after December 31, 2008).

(6)
Reflects information for the Executive Option Plan (the "EOP"), which was discontinued on December 31, 2004, and the 2001 Employee Stock Purchase Plan for International Employees (the "International ESPP").

The EOP permitted executive officers and other key employees to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation from the Company. Each plan participant received an option to purchase securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone, including any Company contributions, and an exercise price equal to one quarter of the fair market value of the underlying securities on the grant date. Prior to December 31, 2004, options were granted to purchase additional shares of mutual funds or common stock of the Company with a value equal to any dividends paid on the shares subject to the original options. After December 31, 2004, the Company paid an amount equal to such dividends in cash. Options generally became exercisable six months after the grant date, have a ten year term and may terminate earlier upon the termination of the optionee's service with the Company. Options granted prior to January 1, 2005 remain outstanding (with the latest expiration date of certain of such options being December 31, 2014).

In 2001, the Company implemented the International ESPP pursuant to which 650,000 shares of common stock were initially reserved for issuance. Regular employees of participating international subsidiaries who are scheduled to work 20 hours or more per week and employees where local law requires the International ESPP be offered to them may participate in the International ESPP. Under the International ESPP, eligible employees may purchase shares of the Company's common stock at a discount with accumulated payroll deductions. Shares are purchased generally on the last day of each calendar quarter at a purchase price per share equal to 85% of the lower of (i) the fair market value per share of common stock on the employee's entry date into the two-year offering period, as fair market value is defined in the International ESPP, or (ii) the fair market value per share on the quarterly purchase date, as fair market value is defined in the International ESPP.

(7)
This amount excludes purchase rights outstanding under the International ESPP and represents only shares subject to option under the EOP. Approximately 17,253 shares would be issuable under purchase rights outstanding under the International ESPP, assuming that the participation rate and purchase price of shares for the remaining quarterly purchases under each such outstanding right is the same as the participation rate and purchase price for such right for the quarter ended December 31, 2008.

(8)
This amount represents 291,020 shares remaining available for issuance under the International ESPP.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        Set forth below are the names and ages of each of the current executive officers of the Company, their positions held with the Company, and summaries of their backgrounds and business experience.

        Michael A. Mussallem, age 56. Mr. Mussallem has been chairman of the Board and the Chief Executive Officer of the Company since 2000. Prior to 2000, he held a variety of positions with increasing responsibility in engineering, product development and senior management at Baxter International Inc. Mr. Mussallem received his Bachelor of Science degree in chemical engineering from the Rose-Hulman Institute of Technology and was conferred an honorary doctorate by his alma mater in 1999. Mr. Mussallem is a director, and former chairman, of the California Healthcare Institute, a director of the OCTANe Foundation for Innovation and chairman of the Advanced Medical Technology Association (AdvaMed).

        Thomas M. Abate, age 55. Mr. Abate has been the Corporate Vice President, Chief Financial Officer and Treasurer of the Company since January 2006. He has served in positions of increasing responsibility at the Company, including as Controller from 2000 to 2002, and as Corporate Vice President, Financial Control and Operations, from 2002 through 2005. Mr. Abate earned a bachelors degree in accounting from the University of Illinois and an MBA from Northern Illinois University.

        Donald E. Bobo, Jr., age 47. Mr. Bobo has been the Corporate Vice President, Heart Valve Therapy of the Company since March 2007. He has served in positions of increasing responsibility at the Company, including as Vice President and General Manager, Transcatheter Mitral Initiatives, from 2004 to 2007, Vice President, Corporate Strategy, from 2000 to 2004, and Director, Business Planning and Development, from 1998 to 2000. Prior to joining the Company, Mr. Bobo served as Director and General Manager of the Non-Invasive Monitoring business unit of InnerSpace, a medical device startup company. From 2001 to 2006, he served as a director of PLC Systems Inc. He holds a bachelors degree in mathematics from Bob Jones University and a master's degree in engineering from University of Southern California.

        Bruce P. Garren, age 62. Mr. Garren is the Corporate Vice President, Government Affairs and General Counsel of the Company. He has been the Company's General Counsel since 2000 and was its Secretary from 2000 to 2004. Prior to joining the Company, Mr. Garren was Senior Vice President, General Counsel of Safeskin Corporation. He received his undergraduate degree from Antioch College and his law degree from Cornell Law School, and began his legal career as an associate at Arnold & Porter.

        John H. Kehl Jr., age 55. Mr. Kehl has been Corporate Vice President, Strategy and Corporate Development of the Company since 2000. Prior to 2000, He served in positions of increasing responsibility at Baxter International Inc. Mr. Kehl earned his Bachelor of Arts degree in business and economics from Loras College and received his MBA from Loyola University in Chicago, Illinois.

        Corinne H. Lyle, age 49. Ms. Lyle is the Corporate Vice President and President, Global Operations of the Company. From 2003 to December 2005, she served as the Corporate Vice President, Chief Financial Officer and Treasurer of the Company. Prior to joining the Company as an officer in 2003, Ms. Lyle was a director of the Company and, from 1998 through 2003, Vice President, Chief Financial Officer of Tularik, Inc., which was acquired by Amgen, Inc., in 2004. She received her undergraduate degree in industrial engineering from Stanford University and her MBA from Harvard Business School. Ms. Lyle is a director of Neurocrine Biosciences, Inc., and Onyx Pharmaceuticals, Inc.

        Paul C. Redmond, age 45. Mr. Redmond has been the Corporate Vice President, Cardiac Surgery Systems of the Company since September 2007, and served as Vice President/General Manager, Vascular from May to September 2007. Prior to joining the Company in 2007, he served as Vice President, CardioVascular Technologies, and Vice President, New Product Development, at Cordis Cardiology, a

Johnson & Johnson company, from 2003 to 2007. Prior to that, he also worked for BMR Neurotech Inc., and Boston Scientific Corporation. Mr. Redmond received bachelors degrees in mathematics and mechanical Engineering from Trinity College in Dublin, Ireland, and also completed the International Executive Programme at INSEAD, in Paris and Singapore.

        Robert C. Reindl, age 54. Mr. Reindl has been the Corporate Vice President, Human Resources of the Company since 2000. From 2006 to 2007, he also served as Corporate Vice President, Human Resources and Communications. Mr. Reindl earned his bachelor of science degree in communication from the University of Wisconsin, Stevens Point and his masters degree from Bowling Green State University in Ohio.

        Carlyn D. Solomon, age 46. Mr. Solomon is the Corporate Vice President, Critical Care and Vascular of the Company. He served as Vice President, Critical Care, from 2006 to 2008, and as Vice President and General Manager, Corporate Strategy and Cardiac Surgery Systems from 2005 to 2006. Prior to joining the Company, Mr. Solomon served in positions of increasing responsibility at Baxter Healthcare Corporation, including Interim President of its BioScience Division, Vice President of Global Manufacturing, and, from 2003 to 2005, Vice President of Global Operations. Mr. Solomon has served as an executive board member for the California Manufacturers and Technology Association and the Plasma Protein Therapeutics Association, and as a director of The Baxter International Foundation. Mr. Solomon earned a bachelors degree in industrial engineering from Kansas State University.

        Patrick B. Verguet, age 51. Mr. Verguet has been Corporate Vice President, Europe of the Company since 2004. Since 1984, he served the Company (or its predecessor) in various positions including Vice President of Sales, Europe, Global Business Director for hemofiltration, Business Unit/County Manager for the Company's operations in Western Europe, General Manager of the Company's operations in Utah, and Vice President and General Manager of the Company's Cardiac Surgery Systems business. Mr. Verguet holds a degree as a Doctor in Pharmacy.

        Huimin Wang, age 52. Dr. Wang has been the Corporate Vice President, Japan and Intercontinental of the Company since 2004, and was Corporate Vice President, Japan of the Company from 2000 to 2004. Previously, he was a representative director of Baxter Limited, a Japan corporation, through September 2002. Dr. Wang earned his Doctor of Medicine degree from Kagoshima University in Japan and was a Resident and Staff Physician in anesthesiology at Keio University Hospital in Tokyo. He earned his MBA from the University of Chicago. Dr. Wang is a Visiting Associate Professor at Keio University.

        Larry L. Wood, age 43. Mr. Wood has been the Corporate Vice President, Transcatheter Heart Valve, since 2007. Since 1985, he served the Company (or its predecessor) in various positions including Corporate Vice President and General Manager, Percutaneous Valve Interventions, Vice President, Marketing, and Director, Regulatory Affairs. Mr. Wood holds a bachelors degree in business and received an MBA from Pepperdine University.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides disclosure about the objectives and policies underlying the Company's compensation programs for its chairman and chief executive officer (the "Chairman and CEO") and the other individuals identified in the Summary Compensation Table that follows this discussion and analysis (collectively, the "named executive officers"). The Company's compensation programs for the named executive officers are approved by the Compensation Committee of the Board of Directors.

        Compensation Philosophy and Objectives for the Named Executive Officers.    The Company's compensation programs are designed to attract, retain, motivate and engage executives with superior leadership and management capabilities and to enhance stockholder value. Within this overall philosophy, the Company's objectives are to:

  •
  offer programs that emphasize performance-based compensation in addition to fixed compensation;

  •
  align the financial interests of executives with those of the Company's stockholders; and

  •
  provide compensation that is competitive.

        The Company strongly believes that a significant amount of compensation for the named executive officers should be comprised of short- and long-term incentives, or at-risk pay, to focus the executives on competitive and strategic initiatives. The amount of such short- and long-term incentive compensation is dependent on achievement of annual Company goals, individual performance, and long-term increases in the value of the Company's stock.

        Compensation Process.    The Compensation Committee discusses, approves and is responsible for evaluating and approving the compensation for our Chairman and CEO and our other named executive officers, including the specific objectives and target performance levels to be included in our compensation plans. Our Chairman and CEO and other members of our executive leadership team develop the Company's strategic plan as well as more detailed annual plans for execution. These plans are reviewed and approved by the Board of Directors. Our Chairman and CEO then provides input to the Compensation Committee regarding our business plan, our strategic objectives and the performance levels to be addressed by the compensation plans. In addition, the Chairman and CEO and the Company's Corporate Vice President, Human Resources, provide recommendations to the Compensation Committee regarding compensation for the named executive officers (other than the Chairman and CEO). The Compensation Committee determines the compensation of our Chairman and CEO and reviews and approves the compensation of our other named executive officers.

        The Compensation Committee has retained Ernst & Young LLP as an independent compensation consultant to assist it in evaluating executive compensation programs and providing competitive data for use in evaluating the compensation for the named executive officers.

        Our Chairman and CEO and our Corporate Vice President, Human Resources, are invited to and regularly attend Compensation Committee meetings as non-voting guests. The Compensation Committee regularly meets in executive session without participation by the Chairman and CEO or other management representatives. Meetings of the Compensation Committee may only be called by the Compensation Committee. In addition, our Chairman and CEO and our Corporate Vice President, Human Resources, meet with the Compensation Committee's independent compensation consultant in preparation for Compensation Committee meetings.

        Use of Competitive Data.    The Company targets each named executive officer's total direct compensation (base salary plus annual incentive payment plus equity compensation) to be at approximately the median for comparable positions at competitive peer companies. In determining the appropriate level of each component of compensation for a named executive officer, the Compensation Committee also reviews and evaluates the performance of the Company, and the executive's level of individual performance and potential to contribute to the Company's future growth. Accordingly, a named executive officer's actual compensation may be higher or lower than the median for his or her position. Consistent with the Company's philosophy of emphasizing pay for performance, the total cash compensation packages are designed to pay above the target when the Company exceeds its goals and below the target when the Company does not achieve its goals. In the event threshold levels of performance are not attained, no annual incentive payment is earned. For purposes of establishing the value of equity awards, stock options are valued using the Black-Scholes valuation model, and restricted stock and restricted stock units are valued at the fair market value of the underlying shares at the grant date.

        In order to establish competitive compensation market data for the named executive officers, the Compensation Committee's independent compensation consultant provides compensation data using public proxy information from companies primarily in the medical device industry that are chosen based on their market capitalization, revenue, complexity, competition for executive talent and geographic location (the "Comparator Group"). The Comparator Group is currently comprised of the following companies: Advanced Medical Optics, Inc.; Beckman Coulter, Inc.; Becton Dickinson & Co.; Boston Scientific Corporation; C. R. Bard, Inc.; ev3 Inc.; Gen-Probe, Inc.; Hospira, Inc.; Integra Lifesciences Holding Corp.; Medtronic, Inc.; Perkin Elmer, Inc.; ResMed, Inc.; St. Jude Medical, Inc.; Thoratec Corporation; Varian, Inc.; and Varian Medical Systems, Inc. The Company ranked approximately at the median of this group in terms of market capitalization. The composition of the Comparator Group is reviewed periodically to monitor the appropriateness of the profiles of the companies included so that the group continues to reflect the Company's competitive market and provides statistical reliability. The most recent review of the Comparator Group was conducted in February 2009 which resulted in no changes.

        Although data from the Comparator Group is the primary data input for compensation decisions for the named executive officers, the Compensation Committee also considers compensation data for companies in the high technology, life sciences and medical device industries reported in the following nationally recognized surveys: Buck Executive Total Direct Compensation Survey, Hewitt Total Compensation Management Executive Compensation United States, Radford Global Lifesciences Survey, Radford U.S. Executive Survey, Mercer Benchmark Database (Executive Positions), and SIRS Executive Compensation Survey. This data is used to verify the reasonableness of the results from the Comparator Group related to base salary and total cash compensation. The Compensation Committee believes it is appropriate to refer to this additional data because the Company competes with these types of companies for executive talent. If the results of the Comparator Group vary significantly from the data from the other surveys, the Compensation Committee will consider such information in its decision-making process. To date, reference to the data from the other surveys has not resulted in a change to the decisions based on the Comparator Group.

        When compared to the competitive data, the base salary compensation paid to the Company's named executive officers for the 2008 fiscal year was approximately 10% above the median, the total cash compensation was approximately 56% above the median and total direct compensation was approximately 17% above the median. The difference in the total cash and total direct compensation from the median is primarily due to the Company's strong performance in 2008, as the Company met or exceeded its financial goals while strengthening the infrastructure and new product pipeline to support future growth. In 2007, the named executive officers' base salary compensation was approximately 1% above the median, total cash compensation was approximately 11% below the median, and total direct compensation was approximately 8% below the median. In 2006, the named executive officers' base salary compensation was approximately 4% below the median, total cash compensation was approximately 6% below the median, and total direct compensation was approximately 3% below the median.

        Elements of Compensation.    The compensation package for each named executive officer consists primarily of (a) base salary, (b) an annual cash incentive payment based on attainment of pre-established financial and operating goals and individual performance, and (c) long-term stock-based incentive awards designed to align the interests of the named executive officers with those of the Company's stockholders. Each of these three components of compensation, which are discussed in more detail below, promotes one or more of the Company's objectives of designing executive compensation that is competitive, performance-based and aligns the interests of the executives with the Company's stockholders.

        Base Salary.    In determining a named executive officer's base salary, the Compensation Committee considers the following factors in addition to competitive data: responsibilities, tenure, prior experience and expertise; individual performance as measured against performance management objectives; future potential; and internal equity. The Compensation Committee reviews each named executive officer's base salary each year in February and any approved changes are effective beginning the first pay period in April. The base salary for the Chairman and CEO is established in a similar manner and is described more fully under "Employment and Post-Termination Agreements," below.

        Base salaries in 2008 for the named executive officers were increased by approximately 6% from the level in effect for 2007. This increase was comprised of approximately 4% performance and competitive wage inflation, and approximately 2% market competitive salary adjustments.

        For 2008, base salary for the named executive officers was, on average, at approximately 10% above the median of the Comparator Group and comprised approximately 20% of their total direct compensation. For 2008, annual incentive targets for the named executive officers were, on average, approximately 12% above the median of the Comparator Group and comprised approximately 15% of their total direct compensation.

        Annual Cash Incentive Payment.    All of the named executive officers and many other management and non-management level salaried employees (approximately 1,000 employees including the named executive officers) participate in the Edwards Incentive Plan. Participants in the Edwards Incentive Plan receive annual cash incentive payments that are tied to the achievement of corporate financial measures, operating goals, and individual performance. The Compensation Committee, in collaboration with the Chairman and CEO, sets annual incentive performance goals each year based on the financial and operating goals in the Company's business plan for the year. The incentive payments for the year are determined when achievement of the predetermined financial and operational goals are known, and individual performance can be assessed.

        The following illustration shows how the cash incentive payment for a participant in the Edwards Incentive Plan is determined, subject to the limitation that an individual's incentive payment will range from 0% - 200% of his or her incentive pay target:

        Incentive Pay Target.    The Compensation Committee establishes an annual incentive pay target for each named executive officer so that the target total cash compensation (base salary plus incentive payment) for such executive will be at approximately the median of the Comparator Group. For 2008, the incentive pay target for the Chairman and CEO has been established at twice his base salary so as to provide the Compensation Committee with the ability to apply only negative discretion (as required for compliance with Internal Revenue Code section 162(m) relating to the maximum tax deduction for nonperformance-based compensation) in determining his incentive payment. See "Tax and Accounting Implications—Policy Regarding Section 162(m)" below.

        Financial Measure Achievement.    The Incentive Pay Target is multiplied by the percentage of the pre-established Company financial goals achievement. No incentive payment is paid if actual performance associated with Company financial goals is not in excess of a pre-established minimum threshold. If the Company achieved the maximum level specified for each financial goal, the maximum incentive achievement for this measure would be 175%.

        For 2008, the Company's financial goals, and the corresponding weightings, were as follows: revenue growth (45% weighting); net income (35% weighting); and free cash flow (20% weighting). The following table sets forth the target level for each such goal as well as the level of achievement required to earn the various levels of the financial measure achievement. Interpolation is applied for results between the levels shown in the chart.

2008 Company Financial Performance Measures*

Percentage of Financial Measure Achievement	Revenue Growth 45% Weight	Net Income ($M) 35% Weight	Free Cash Flow** ($M) 20% Weight
0%	Less than 4.5%	Less than $120.8	Less than $120.0
25%	4.5%	$120.8	$120.0
100%	8.5%	$140.8	$160.0
175%	12.5%	$160.8	$200.0

*
Performance measures may vary from GAAP amounts to reflect items such as constant foreign exchange rates, divested businesses and other unusual items.

**
Defined as cash flow from operations less capital expenditures.

        Key Operating Driver Achievement.    The product of the Incentive Pay Target and the Financial Measure Achievement is multiplied by the level of achievement of pre-established key operating drivers (the "KODs"). The Company establishes KODs each year to address specific business initiatives consistent with the Company's confidential internal strategic and operating plans. The KODs address specific business units, products and product lines, and focus the executive team on the areas and initiatives most important to the Company's future success. The Company has established a range of performance for each KOD. These ranges are established with the expectation that the target range should be achievable with the expected level of performance. Performance within the expected range results in a multiplier of 100%. Performance below the range is considered sub-optimal and will result in a reduction of the multiplier below 100%. Performance above the range is considered extraordinary and results in an increase of the multiplier above 100%.

        In 2008, there were five KODs, as follows:

  •
  sales growth goals for heart valve therapy products ("KOD #1");

  •
  clinical, regulatory, and product development milestones for transcatheter heart valves ("KOD #2);

  •
  sales and profitability growth goals for the Critical Care business unit, including sales growth goals for the FloTrac system ("KOD #3");

  •
  milestones for pre-market clinical activities, regulatory approvals, and market introductions relating to potential new products across the Company's various product lines ("KOD #4"); and

  •
  strengthen various operational, quality, and management systems ("KOD #5").

        The following chart illustrates the impact of the performance with respect to each KOD on the KOD multiplier, and the actual 2008 KOD performance. Actual KOD performance can range from 0% to 200%. The aggregate KOD multiplier can be as low as 0% and may not exceed 150%. Interpolation is applied for results between the levels shown in the chart.

Determination of 2008 Key Operating Driver Multiplier

Key Operating Driver	Underachieve	Achieve	Overachieve	KOD Multiplier Based Upon Actual Performance
KOD #1	0%	25%	50%	50%
KOD #2	0%	20%	40%	38%
KOD #3	0%	20%	40%	20%
KOD #4	0%	20%	40%	0%
KOD #5	0%	15%	30%	30%

        Based upon the KOD performance described above, the Compensation Committee concluded that the 2008 KOD multiplier was 138%.

        Individual Performance Objective Multiplier.    Finally, the result of the above calculation is multiplied by the Individual Performance Objective Multiplier. The individual performance objectives for the Chairman and CEO are established by the Compensation Committee, and the individual performance objectives for each named executive officer (other than the Chairman and CEO) are established collaboratively by the Chairman and CEO and each such executive. Each executive generally has a substantial number of individual performance objectives. In choosing the individual performance objectives, the Chairman and CEO and the Compensation Committee strive to create objectives, the attainment of which will result in the effective implementation of the Company's strategic and operating plans, with a focus on the achievement of the financial and operational goals within each executive's individual area of responsibility.

        These objectives are considered in the aggregate to determine an overall performance modifier for each named executive officer for the purposes of the compensation formula. Although almost all of the individual performance objectives are expressed in qualitative terms that require subjective evaluation, objectives also include numerous quantitative measures. However, the determination of the overall performance modifiers for each named executive officer is a subjective process. The Chairman and CEO reviews the performance of each named executive officer with the Committee and recommends the performance modifier for each. The Compensation Committee then exercises subjective judgment, assigning a percentage of achievement for purposes of the compensation formula. This process involves reviewing the individual performance objectives, the overall performance of the individual executive against all of his or her individual objectives, taken together, and the executive's performance relative to the environment and to other executives. There is no formal weighting of the individual performance objectives. Individual performance objective multipliers may range from 0% to 200%. If an executive achieves less than 100% of his or her individual performance objectives, his or her incentive compensation is decreased from the level determined by the other factors, and if an executive achieves more than 100% of his or her individual performance objectives then that executive's incentive compensation is increased above the level determined by the other factors.

        The individual performance objectives established by the Compensation Committee for the Chairman and CEO and the other named executive officers and the Compensation Committee determinations for 2008 are described below.

        Mr. Mussallem:    Mr. Mussallem's performance objectives were to: develop and execute corporate strategy; achieve Company financial goals and KODs; increase shareholder value; drive innovation and product leadership; attract and retain talented employees; promote a culture of ethical business practices and social responsibility; and provide leadership as Board Chairman. The Compensation Committee assessed Mr. Mussallem's 2008 performance against each objective. In particular, they noted his: (i) success in implementing an increased strategic focus for the Company; (ii) strong oversight of important product-specific and infrastructure-related strategic initiatives; (iii) successfully attracting and retaining talent and planning for the future; (iv) setting an appropriate "tone at the top"; and (v) promoting strong corporate governance and an open and trusting Board environment. In making its evaluation, the Compensation Committee observed that Mr. Mussallem maintained focus on execution of the Company's strategy in order to deliver both near-term and long-term superior shareholder value; met or exceeded all financial goals; strengthened the pipeline of future new products; and strengthened infrastructure, in particular quality systems, to support future growth. As a result of their evaluation, the Compensation Committee did not apply negative discretion and determined Mr. Mussallem's full target bonus was earned and awarded.

        Mr. Abate:    Mr. Abate's performance objectives were to: ensure the Company's financial reporting maintains the highest integrity; maximize the Company's internal financial department's contribution to the Company's financial success; work with the Board of Directors to enhance the Company's financial health; maintain a high standard of investor relations; attract and retain talented employees to the Company's global finance team; and maximize the Company's capital capacity and enhance shareholder returns. The Compensation Committee determined Mr. Abate's 2008 performance objective multiplier by evaluating his performance against each objective. In particular, they noted his focus on strengthening the balance sheet through conservative fiscal management, managing foreign exchange fluctuation through hedging activities, as well as effectively managing stock repurchase activities.

        Ms. Lyle:    Ms. Lyle's performance objectives were to: improve general performance of core business; successfully execute growth initiatives and support management information systems; and continue to enhance infrastructure relating to information technology, quality assurance, and global communications. The Compensation Committee determined Ms. Lyle's 2008 performance objective multiplier by evaluating her performance against each objective. In particular, they noted her successful implementation of the Company's quality strategy, which resulted in positive results for external audits, and the attraction and development of key talent within her organization.

        Mr. Verguet:    Mr. Verguet's performance objectives were to: achieve European Key Operating Drivers and financial goals; drive strategic initiatives in Europe; execute the strategic plan for launching the transcatheter heart valve product in Europe while maintaining strong performance in the critical care, heart valve and vascular businesses, including the restructuring of the vascular organization following the divestiture of the LifeStent vascular graft; attract and retain talented employees; and promote a culture of ethical business practices and social responsibility. The Compensation Committee determined Mr. Verguet's 2008 performance objective multiplier by evaluating his performance against each objective. In particular, they noted his exceptional leadership for the strong results of the introduction of transcatheter heart valves in Europe, and his increased responsibilities for sales in the Middle East, Africa and the Commonwealth of Independent States.

        Mr. Solomon:    Mr. Solomon's performance objectives were to: develop and execute the strategy to transform the critical care business to consistently deliver sales growth with improving profitability; achieve the Key Operating Drivers and financial goals for the critical care and vascular businesses; attract, develop and retain talented employees; promote a culture of customer focus, innovation and operational excellence; and quality compliance leadership. The Compensation Committee determined Mr. Solomon's 2008 performance objective multiplier by evaluating his performance against each objective. In particular, they noted his dedicated focus to transform the critical care business to consistently deliver sales growth and specifically establishing the corporate partnership to develop technology to continuously monitor glucose in the hospital setting.

        Committee Review Process.    The Compensation Committee meets each February to review and approve annual incentive payments for the prior year and to set incentive performance targets for the current year. The Compensation Committee may adjust the incentive payment levels (only downward for the Chairman and CEO and upward or downward for the other named executive officers) based on Financial Measure Achievement, Key Operating Drivers Achievement, Individual Performance Objective Multiplier, and other factors (for example, total shareholder return and achievement of strategic objectives) the Compensation Committee determines appropriate. In February 2009, after reviewing the Company's 2008 performance versus financial and operational goals, total shareholder return performance, and business segment performance, the Compensation Committee awarded incentive payments totaling approximately $3.4 million to the named executive officers. The amount awarded to the named executive officers, as a group, represented 197% of the incentive pay target for the named executive officers (including the Chairman and CEO). The amount awarded to each named executive officer for 2008 is reported in the Summary Compensation Table. No discretionary adjustments were made by the Compensation Committee. The incentive payments were paid in March 2009.

        Long-Term Incentive Awards.    The long-term incentive awards are designed to: (i) enhance the value of the Company (and, ultimately create stockholder value) by aligning participants' interests more closely to those of the Company's stockholders and by providing participants with an incentive to manage the Company from the perspective of an owner; and (ii) retain qualified employees.

        The Company grants long-term incentive awards in the form of stock options and restricted stock units to eligible employees (including the named executive officers) under the Long-Term Stock Program. The Long-Term Stock Program was last approved by the stockholders in May 2008. Stock options align executive interests with stockholders' interests because options have value only if the stock price increases subsequent to the date the stock option is awarded. Restricted stock units, which create less stockholder dilution than stock options with a comparable value, entitle the recipient to receive shares of the Company's common stock at the time of vesting without payment from the recipient. The combination of options and restricted stock units allows the Company to maintain a competitive compensation program.

        At the Compensation Committee meeting immediately preceding the stockholder meeting in May of each year, the Compensation Committee determines the size of the long-term incentive award for each named executive officer based on competitive total direct compensation targets for the executive along with such executive's level of responsibilities, ability to contribute to and influence long-term results of the Company, and individual performance. In making individual awards, the Compensation Committee considers factors similar to those taken into account in establishing non-equity incentive compensation. Also taken into account is benchmarking data from the Comparator Group as well as a subjective determination regarding the individual executive's potential for contributing to the Company's future success. Of these factors, the ability to influence the Company's long-term goals and individual performance are weighted most heavily. In keeping with the Company's commitment to provide a total compensation package that emphasizes at-risk components of pay, long-term incentives for 2008 comprised, on average, 56% of the value of the named executive officers' total direct compensation package.

        For 2008, a benchmark guideline expressed as a dollar value was established for each named executive officer. Using the benchmark guideline, the Chairman and CEO evaluated each executive's performance (other than himself), as discussed previously (see "Compensation Process," above), and established specific recommendations for the Compensation Committee's consideration. Accordingly, individual executive awards may and do vary from the benchmark guideline. The Compensation Committee evaluated the Chairman and CEO's performance using the same criteria as discussed above in "Compensation Process" to establish the appropriate award for the Chairman and CEO.

        For 2008, the approved long-term incentive value was delivered using a combination of stock options and restricted stock units: approximately 70% of the value was delivered using stock options (with the number of option shares calculated based on the Black-Scholes value on the date of grant as determined for financial reporting purposes) and approximately 30% of the value was delivered in the form of restricted stock units. Stock options were more heavily weighted in the allocation to focus the named executive officers on the creation of stockholder value over the long term.

        Stock options have an exercise price equal to the closing price on the day preceding the date of Compensation Committee approval. As discussed above, the Compensation Committee approved the 2008 awards for the named executive officers at its meeting in May 2008. Stock options granted to Mr. Mussallem vest monthly over twenty-four months and stock options granted to Mr. Abate vest monthly over thirty-six months, each with a seven-year term, consistent with vesting standards established for retirement-eligible executives. Stock options granted to Ms. Lyle and Messrs. Solomon and Verguet vest annually over four years and have a seven-year term.

        Restricted stock units awarded in 2008 to the named executive officers and other employees become 50% vested on the third anniversary of the grant and 100% vested on the fourth anniversary of the grant. Upon termination, retirement-eligible employees immediately vest in 25% of the restricted stock unit awards for each full year of employment with the Company measured from the grant date. To be retirement-eligible, an employee must be 55 years of age or older and have 10 or more years of service with the Company. As of December 31, 2008, the following named executive officers were retirement-eligible: Mr. Mussallem and Mr. Abate.

        The awards made to the named executive officers for 2008 are set forth in the accompanying Grants of Plan-Based Awards in Fiscal Year 2008 table.

        Stock Ownership Guidelines.    Under guidelines adopted by the Company, the Chairman and CEO is targeted to own shares of Company stock with an aggregate market value at least equal to six times his current base salary; the other named executive officers are targeted to own shares with an aggregate market value at least equal to three times the executive's current annual base salary. Shares that count toward meeting the guidelines include the shares held directly or under Company plans, restricted stock and restricted stock units, and 25% of the value of vested in-the-money stock options. Executives who have met guidelines are expected, absent unusual circumstances, to maintain or exceed their target ownership levels. Stock ownership guidelines are to be satisfied within five years of becoming an executive officer, and were established to create additional owner commitment and to emphasize shareholder value creation. Target ownership levels are adjusted as the executives' annual base salaries change. As of December 31, 2008, each named executive officer had achieved, or is on schedule to achieve, his or her targeted level of stock ownership within the allotted time.

        Market Timing of Equity Awards.    The Company does not have any program, plan or practice to time option grants to its named executive officers (or any other optionee) in coordination with the release of material information. Annual equity awards for the named executive officers are made at the Compensation Committee meeting in May of each year. Any other equity awards to named executive officers, including grants to new hires, are made on the date of the next available Compensation Committee meeting following the event giving rise to the grant.

        Benefits.    The named executive officers are eligible to participate in employee benefit programs generally offered to other employees of the Company. These benefits generally provide, on average, 5% of the value of the named executive officer's total compensation. In addition, the Company provides certain other perquisites to its named executive officers that are not generally available to the Company's employees. These perquisites are described below and reported in the Summary Compensation Table.

        The Company's perquisites program for the named executive officers includes: (i) a monthly car allowance (of $1,100 for the Chairman and CEO and $900 for the other U.S.-based named executive officers; the Corporate Vice President, Europe receives approximately $2,000); (ii) reimbursement for an annual executive physical examination (generally ranging from $1,500 to $3,500); and (iii) a flexible allowance up to an annual maximum of $40,000 (plus the cost of two club memberships) for the Chairman and CEO for 2008, and a maximum of $20,000 for the other named executive officers for 2008 for reimbursement of: airline club membership dues; cost of cellular phone equipment; club membership dues; financial planning expenses; home office equipment; and spousal travel to accompany the executive on business trips.

        Car Allowance.    The car allowance is intended to cover expenses related to the lease, purchase, insurance and maintenance of a vehicle. It is provided in recognition of the need to have executive officers visit customers, business partners and other stakeholders in order to fulfill their job responsibilities. This travel causes wear and tear on personal vehicles and increases fuel expenses. The car allowance eases the administrative burden of tracking mileage and wear-and-tear each time travel occurs. Executives receiving this benefit are not eligible for additional mileage reimbursement for business use of their personal vehicle.

        Annual Executive Physical Examination.    Each of the named executive officers is entitled to receive an annual comprehensive executive physical examination. This benefit encourages the proactive management of the executive's health and provides an opportunity for early diagnosis and treatment of health issues.

        Flexible Allowance.    This benefit recognizes the diverse needs of the Company's executive officers. Eligible expenses are reimbursed up to the stated annual limits, and any unused portion is forfeited.

        The following list describes eligible reimbursement items under the flexible allowance:

          Airline Clubs.     Executives can maintain membership in airline clubs that provide airport meeting facilities that are useful for conducting job-related business.

          Cellular Phone.     Expenses related to the purchase and activation of a cellular phone may be reimbursed under the flexible allowance program. The nature of the executives' responsibilities requires them to be easily accessible. Reimbursements for business-related calls are requested through the normal expense reporting process.

          Club Membership.     The Company reimburses membership dues in various clubs that provide substantial engagement within the local community and are useful for conducting job-related business as well as reimbursement for membership to fitness clubs (including personal training).

          Financial Planning.     This allowance covers expenses resulting from financial, estate and tax planning. The Company believes that it is in its best interest for the executives to have professional assistance in managing their total compensation so that they can focus their full attention on growing and managing the business.

          Home Office Equipment.     Expenses related to establishing and maintaining a home business office are covered under the flexible allowance. The maintenance of a home office enables the executives to conduct business outside normal work hours.

          Spousal Travel.     The Company believes that there are instances when an executive may decide to take their spouse to a business function. The Company will reimburse the cost of spousal travel under the flexible allowance.

        The Compensation Committee conducts an annual review of the competitiveness of the Company's perquisite program and the individual components and reimbursement levels. As a result of these reviews, the Compensation Committee may make adjustments as it determines to be appropriate. Also, the Audit Committee periodically reviews actual benefit usage. The Company believes that providing these perquisites is a relatively inexpensive way to enhance the competitiveness of the executive's compensation package.

        Pension.    Mr. Verguet participates in the Company's pension plan applicable to its salaried employees at its St. Prex, Switzerland facility generally (see the section "Pension Benefits" below). The Company does not have any pension plans in which any of the other named executive officers participate.

        Deferred Compensation.    The Company has adopted a deferred compensation plan for the named executive officers and certain other management employees to enable them to save for retirement by deferring their income and the associated tax to a future date or termination of employment. Under the Executive Deferred Compensation Plan (the "EDCP"), the named executive officers and other key employees have the opportunity to defer compensation earned after December 31, 2004, to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the EDCP is comparable to similar plans offered by companies in the Comparator Group.

        In 2001, the Company adopted a nonqualified option plan, the Executive Option Plan (the "EOP"), for the benefit of its executives and other key employees. The EOP permitted participants to elect to forego all or a portion of their compensation (base salary and bonus) and receive instead options to purchase shares of mutual funds or common stock of the Company. The Company discontinued participation in the EOP on December 31, 2004. The outstanding options under the EOP are fully vested. The participating named executive officers are entitled to receive payment of dividend equivalents on outstanding options they hold under the EOP in accordance with the terms of the EOP.

        The amounts deferred and accrued under the EDCP and the EOP for the named executive officers are reported below in the Summary Compensation Table and the Nonqualified Deferred Compensation Table.

        Employment and Post-Termination Agreements.    The Company has entered into an employment agreement with its Chairman and CEO as well as change in control severance agreements with the Chairman and CEO and the Company's other named executive officers as discussed below. Those other named executive officers are eligible to participate in a severance plan for eligible employees to receive severance benefits upon an involuntary termination of employment due to the elimination of their position or a reduction in workforce.

        Chief Executive Officer Employment Agreement.    The Company's employment agreement with the Chairman and CEO, Mr. Mussallem, was approved by the Compensation Committee in connection with the spin-off of the Company from Baxter International Inc., and provides for an annual base salary, bonus and long-term incentive awards as determined by the Board and, in certain circumstances, severance payments upon termination of employment.

        Mr. Mussallem's base salary is reviewed and adjusted annually based on: (i) the Compensation Committee's review of the Comparator Group data in consultation with the Compensation Committee's compensation consultant, and (ii) Mr. Mussallem's performance. The Compensation Committee followed the same philosophy and programs described above for executives in determining 2008 compensation for Mr. Mussallem. In addition, the Compensation Committee reviewed a tally sheet prepared by its independent compensation consultant which affixed a dollar amount to all components of Mr. Mussallem's compensation, including current compensation, equity awards, benefits and potential severance payments. Based on this review, his annual base salary was set at $800,000, effective March 24, 2008, which represented an increase of 2% from 2007, his incentive pay target was set at 200% of his base salary so as to provide the Compensation Committee the ability to apply only negative discretion (as required by Internal Revenue Code Section 162(m)) in determining his incentive payment. In addition, Mr. Mussallem was awarded 176,000 stock options and 14,089 restricted stock units. For 2008, the Compensation Committee awarded Mr. Mussallem a bonus of $1,600,000 based on the factors described above under "Annual Cash Incentive Payment." The Compensation Committee believes, after reviewing Mr. Mussallem's total direct compensation, individual performance and contribution to the Company's financial results during 2008, that Mr. Mussallem's total compensation and each component thereof were in line with the Company's compensation philosophy and objectives.

        In February 2009, the Compensation Committee approved a $25,000 increase (3%) in Mr. Mussallem's base salary, to $825,000. The Compensation Committee approved an incentive pay target of $1,650,000, twice Mr. Mussallem's base salary for 2009, so as to provide the Compensation Committee with the ability to apply only negative discretion (as required by Internal Revenue Code Section 162(m)) in determining his incentive payment. See "Tax and Accounting Implications—Policy Regarding Section 162(m)" below. The Compensation Committee also approved Mr. Mussallem's personal performance objectives for 2009.

        If Mr. Mussallem is involuntarily terminated by the Company without "cause," as defined in the employment agreement, the Company is required to pay certain severance benefits if he is not receiving the severance benefits under his change in control severance agreement. The material terms of the severance arrangement are described in the section "Potential Payments Upon Termination or Change in Control," below.

        Change in Control Severance Agreements.    The Company has entered into agreements with its named executive officers pursuant to which such individuals would be provided certain payments and benefits in the event of termination of employment following a change in control of the Company. The Company believes that this program enhances the likelihood of retaining the services of such officers in the event the Company was to become an acquisition target and allows the named executive officers to continue to focus their attention on the Company's business operations, stockholder value and the attainment of long-term and short-term objectives without undue concern over their employment or financial situations.

        The level of severance benefits was established based on a review of severance benefits paid by similar companies. This review was conducted by the Company's compensation consultant at the time the Company became an independent public company. A subsequent review was conducted by the Compensation Committee's independent compensation consultant in January 2006. That analysis indicated that the benefits being provided under the agreements to the Chairman and CEO, and to the other named executive officers, were competitive. In 2008, a similar review was conducted, resulting in a revised level of benefits. These benefits became effective for all officers who received these agreements in 2008, including Mr. Solomon.

        Each agreement provides that the named executive officer will be entitled to severance benefits upon his or her involuntary termination or constructive termination within 24 months following a change in control of the Company. The Chairman and CEO will also receive severance benefits upon a voluntary termination of his employment at any time during the thirteenth month following a change in control. If any payments to a named executive officer (other than Mr. Solomon) would be subject to excise tax under Internal Revenue Code Section 4999 ("Section 4999"), the Company will pay an additional gross-up amount for any excise tax and federal, state and local income taxes, such that the net amount of the payments would be equal to the net payments after income taxes had the excise and resulting gross-up not been imposed. Under his agreement, Mr. Solomon's payments and benefits will be reduced to the extent necessary to maximize his net-after tax benefits after taking into account any excise taxes payable under Section 4999. The material terms of the agreements are described in the section "Potential Payments Upon Termination or Change in Control," below.

        The Company believes that the level of severance payments is fair and reasonable based on the years of service of the named executive officers and the value the Company would derive from the services provided by the executives with change in control agreements prior to, and following, a change in control.

        Tax and Accounting Implications.

        Policy Regarding Section 162(m).    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for annual compensation deemed paid to the named executive officers to $1,000,000 per individual, unless that compensation qualifies as performance-based under Section 162(m). The Compensation Committee intends to consider the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the tax benefits to the Company's stockholders. The Long-Term Stock Program is a stockholder approved plan which has been structured so that any compensation deemed paid in connection with the exercise of stock options will qualify as performance-based compensation not subject to the $1,000,000 limitation. The awards to the Chairman and CEO under the Edwards Incentive Plan for 2008 and 2009 are structured to qualify as performance-based compensation so as not to be subject to the $1,000,000 limitation. Accordingly, the target awards for these years were established at twice Mr. Mussallem's base salary so as to provide the Compensation Committee with the ability to apply only negative discretion (as required by Section 162(m)) in determining his actual bonus payout. By setting an amount that can be reduced, the Edwards Incentive Plan should meet the requirements of Section 162(m). Any reduction from the target should not be viewed as a negative reflection on the executive's performance. If the Compensation Committee were to have both positive and negative discretion over the bonus amounts, those amounts would not qualify for the Section 162(m) tax deduction.

        Nonperformance-based compensation paid to the named executive officers in 2008 exceeded the $1,000,000 limitation by $1,401,434. The Compensation Committee recognizes the importance of preserving the Company's ability to design compensation programs to attract and retain skilled and qualified individuals in a highly competitive market. The Compensation Committee will continue to design salary, annual incentive bonuses and long-term incentive compensation in a manner that the Compensation Committee believes prudent or necessary to hire and retain the Company's named executive officers, and some of the compensation deemed paid to these executives may be nondeductible.

        Accounting for Stock-Based Compensation.    The Company accounts for stock-based payments in accordance with SFAS 123R. The fair value of each award is estimated on the date of grant and expensed in the income statement over the vesting period for the award.

        2009 Compensation Decisions.    At its February 2009 meeting, the Compensation Committee approved base salary increases of approximately 4% for the named executive officers (including the 3% increase for Mr. Mussallem referred to above) to maintain competitiveness as a result of wage inflation. The Compensation Committee also approved other base salary increases to recognize performance for other executives and to adjust base salary to market levels in some cases. In addition, the Compensation Committee established the incentive pay targets for each named executive officer, and established the Company's 2009 financial and operational goals under the Edwards Incentive Plan.

Report of the Compensation and Governance Committee

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement distributed in connection with the Company's 2009 Annual Meeting of Stockholders.

The Compensation and Governance Committee:
Mike R. Bowlin (Chairperson)
Robert A. Ingram
Barbara J. McNeil, M.D., Ph.D.

Executive Compensation

        The following table sets forth a summary, for the years indicated, of the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers of the Company whose total compensation for the 2008 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of 2008. No other executive officers that would have otherwise been includable in such table on the basis of total compensation for the 2008 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year. The five individuals identified in the Summary Compensation Table are referred to as the "named executive officers" throughout this disclosure.

Summary Compensation Table

Name and Principal Position	Year	Salary $(1)	Stock Awards $(2)	Option Awards $(2)	Non-Equity Incentive Plan Compensation $(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(4)	All Other Compensation $(5)	Total $
Mr. Mussallem	2006	747,308	921,649	2,147,346	459,940	94,444	263,581	4,634,268
Chairman of the Board and	2007	777,077	1,036,815	1,983,925	541,000	236,100	66,955	4,641,872
Chief Executive Officer	2008	796,308	1,080,408	2,637,838	1,600,000	203,931	115,441	6,433,926
Mr. Abate	2006	307,231	124,356	537,534	109,800	7,407	31,976	1,118,304
Corporate Vice President,	2007	329,092	165,190	547,773	124,200	10,160	42,866	1,219,281
CFO & Treasurer	2008	365,745	232,188	734,926	500,000	11,398	48,925	1,893,182
Ms. Lyle	2006	359,231	157,168	552,719	144,265	462	49,204	1,263,049
Corporate Vice President	2007	373,538	195,030	471,788	155,250	981	45,262	1,241,849
	2008	388,615	216,702	595,693	433,200	555	44,332	1,679,097
Mr. Verguet	2008	444,202	184,636	501,190	452,738	214,485	115,626	1,912,877
Corporate Vice President
Mr. Solomon	2008	341,058	226,633	410,258	393,300	0	44,675	1,415,924
Corporate Vice President

(1)
Amounts shown for 2008 include amounts that were deferred into the EDCP as follows: Mr. Mussallem—$0; Mr. Abate—$18,287; Ms. Lyle—$0; Mr. Verguet—$0 and Mr. Solomon—$0. The EDCP provides officers and other key employees the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The EDCP is more fully described in the section following the Nonqualified Deferred Compensation Plans table below.

(2)
Amounts disclosed in this column for 2008 reflect the dollar amount recognized for financial statement reporting purposes for the 2008 fiscal year for stock awards or options granted during or prior to 2008, computed in accordance with SFAS 123R disregarding the estimate of forfeitures during the year. The assumptions on which such amount is based are described in footnote 12 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 2, 2009. There were no forfeitures in 2006, 2007 or 2008.

(3)
Amounts shown in this column for 2008 were earned under the Edwards Incentive Plan based on achievement of performance criteria for 2008. Amounts shown include amounts that were deferred into the EDCP as follows: Mr. Mussallem—$0; Mr. Abate—$100,000; Ms. Lyle—$151,620; Mr. Verguet—$0 and Mr. Solomon—$58,995;. Amounts earned but not deferred were paid to the executives in 2009.

(4)
Amounts shown in this column for the individuals other than Mr. Verguet reflect dividend equivalents paid in cash under the Company's Executive Option Plan. Please refer to the table under the heading "Executive Option Plan" to see a description of Aggregate Earnings (Loss) in connection with this plan. Please refer to the section following the Nonqualified Deferred Compensation Plans table below for a description of the plan. Mr. Verguet participates in the Company's pension plan for salaried employees at its St. Prex, Switzerland facility (see the section, "Pension Benefits" below). The amounts shown in this column for Mr. Verguet represent the increase in the actuarial value of his benefits under the St. Prex pension plan.

(5)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2008. The amounts disclosed are the actual costs to the Company of providing these benefits.

Type of Compensation	Mr. Mussallem	Mr. Abate	Ms. Lyle	Mr. Verguet	Mr. Solomon
401(k) Company Match	$9,200	$9,200	$9,200	—	$9,200
EDCP Company Contribution	$44,280	$8,148	$10,370	—	$11,658
Car Allowance or Company Car Lease Payments	$13,200	$10,800	$10,800	$24,151	$10,800
Reimbursement for Financial Planning Expenses	$40,000	—	$6,300	$13,594	$7,277
Reimbursement for Club Membership Dues	$6,949	$19,870	$3,254	—	$775
Reimbursement for Home Office Supplies	—	$117	$3,380	$6,406	$4,216
Reimbursement for Housing Allowance*	—	—	—	$36,634	—
Reimbursement for Annual Physical Examination Expenses	—	—	—	—	—
Life Insurance Premiums	$1,812	$790	$1,028	$34,841	$749

Totals	$115,441	$48,925	$44,332	$115,626	$44,675

  *
  Mr. Verguet receives a monthly housing allowance provided as a result of relocation which ceased as of March 31, 2009.

Grants of Plan-Based Awards in Fiscal Year 2008

        The following table provides certain summary information concerning each grant of an award made to named executive officers in 2008 under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock/Units (#)		All Other Option Awards; Number of Securities Underlying Options(#)
										Exercise or Base Price of Option Awards ($/Sh)(3)		Grant Date Fair Value of Stock and Option Awards(4)
											Closing Price on Grant Date
Name	Grant Date(1)	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Mr. Mussallem			—	$1,600,000	$1,600,000
	4/4/2008	2/14/2008				1,489	(5)					$68,062
	5/8/2008	5/8/2008				12,600	(6)	176,000	(7)	$55.54	$55.98	$2,993,894
Mr. Abate			—	$250,000	$500,000
	4/4/2008	2/14/2008				385	(5)					$17,598
	5/8/2008	5/8/2008				6,200	(6)	50,400	(8)	$55.54	$55.98	$1,035,025
Ms. Lyle			—	$228,000	$456,000
	5/8/2008	5/8/2008				2,900	(6)	40,000	(9)	$55.54	$55.98	$757,214
Mr. Verguet			—	$226,369	$452,738
	5/8/2008	5/8/2008				4,500	(6)	36,400	(9)	$55.54	$55.98	$792,425
Mr. Solomon			—	$207,000	$414,000
	5/8/2008	5/8/2008				3,200	(6)	44,800	(9)	$55.54	$55.98	$845,414

(1)
The Company's practice is to grant equity-based awards on the date the Committee takes action to approve such grants. However, certain grants made in connection with the transition of certain employees (including some of the named executive officers) out of Baxter International Inc.'s pension plan are granted annually on the Company's founding anniversary and approved at the meeting of the Compensation Committee held in the preceding February. Please see footnote number 5 below regarding an explanation of such transition grants.

(2)
Awards payable under the Edwards Incentive Plan. See the discussion on "Annual Cash Incentive Payment," at page 22, for additional information.

(3)
The exercise price of an option is the fair market value per share of common stock on the option grant date. The fair market value, as defined in the Long-Term Stock Program, is the closing price of Company common stock on the trading day prior to the grant date.

(4)
Amounts disclosed reflect the grant date fair value of the stock award or option computed in accordance with SFAS 123R.

(5)
The Company is facilitating the transition of certain longer service salaried exempt employees (including some of the named executive officers) out of Baxter International Inc.'s pension plan in connection with the spin-off of the Company from Baxter International Inc., in 2000 by granting them annual equity-based awards to compensate them for their lost pension benefits (the "Transition Program"). The annual grants will continue until the earlier of when the employee reaches age 65 or terminates employment with the Company. Prior to 2005, the Company made the annual transition grants in the form of stock options. Commencing in 2005, the Company awarded the transition grants in the form of restricted stock units.

The number of restricted stock units awarded to each participant was determined by dividing the amount equivalent to the participant's 401(k)-eligible earnings for 2008 (as adjusted by a factor based on the participant's "points" under the Baxter International Inc., pension plan) by the fair market value of the Company's common stock on the date of grant. The restricted stock units are granted under the Long-Term Stock Program and vest with respect to (i) 50% of the underlying shares upon an individual's completion of three years of service measured from the grant date and (ii) with respect to the remaining 50% of the underlying shares upon the individual's completion of four years of service measured from the grant date. On February 14, 2008, the Compensation Committee approved the transition grant eligible earnings for two named executives: Mr. Mussallem and Mr. Abate. The transition grants were awarded on April 4, 2008.

(6)
The restricted stock units are granted under the Long-Term Stock Program and vest with respect to (i) 50% of the underlying shares upon individual's completion of three years of service measured from the grant date and (ii) with respect to the remaining 50% of the underlying shares upon the individual's completion of four years of service measured from the grant date. Vesting for employees who are retirement-eligible at termination is 25% per year of unvested units. To be retirement-eligible, an employee must be 55 years of age or older and have 10 or more years of service with the Company. As of December 31, 2008, the following named executive officers were retirement-eligible: Mr. Mussallem and Mr. Abate.

(7)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in twenty-four equal monthly installments beginning on June 8, 2008, and are subject to the officer's continued employment with the Company. The options have a seven-year term, but may terminate prior to the expiration date upon the officer's termination of employment with the Company.

(8)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in thirty-six equal monthly installments beginning on June 8, 2008, and are subject to the officer's continued employment with the Company. The options have a seven-year term, but may terminate prior to the expiration date upon the officer's termination of employment with the Company.

(9)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 8, 2009 subject to the officer's continued employment with the Company. The options have a seven-year term, but may terminate prior to the expiration date upon the officer's termination of employment with the Company.

Outstanding Equity Awards at 2008 Fiscal Year-End

        The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2008:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Mr. Mussallem	182,198	—		$13.88	04/03/2010
	5,301	—		$18.40	04/03/2011
	4,923	—		$26.94	04/03/2012
	250,000	—		$26.01	05/07/2012
	7,056	—		$27.62	04/03/2013
	340,000	—		$30.43	05/13/2010
	5,461	—		$32.15	04/02/2011
	123,375	41,125	(1)	$45.90	05/11/2012
	99,000	99,000	(2)	$43.91	05/10/2013
	83,916	75,084	(3)	$48.84	05/09/2014
	51,333	124,667	(4)	$55.54	05/07/2015
						10,075	$553,621
						28,322	$1,556,294
						2,366	$130,012
						24,000	$1,318,800
						1,593	$87,535
						19,000	$1,044,050
						1,489	$81,821
						12,600	$692,370

Total	1,152,563	339,876				99,445

Mr. Abate	12,000	—		$18.50	02/08/2011
	891	—		$18.40	04/03/2011
	666	—		$26.94	04/03/2012
	25,000	—		$26.01	05/07/2012
	913	—		$27.62	04/03/2013
	50,000	—		$30.43	05/13/2010
	920	—		$32.15	04/02/2011
	15,000	—		$34.71	11/03/2011
	17,325	5,775	(1)	$45.90	05/11/2012
	12,500	12,500	(5)	$43.00	02/15/2013
	23,000	23,000	(2)	$43.91	05/10/2013
	11,750	35,250	(6)	$48.84	05/09/2014
	9,799	40,601	(7)	$55.54	05/07/2015
						1,425	$78,304
						215	$11,814
						137	$7,528
						6,000	$329,700
						337	$18,518
						6,000	$329,700
						385	$21,156
						6,200	$340,690

Total	179,764	117,126				20,699

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(11)
Ms. Lyle	100,000	—		$30.43	05/13/2013
	36,750	12,250	(1)	$45.90	05/11/2012
	26,500	26,500	(2)	$43.91	05/10/2013
	12,250	36,750	(6)	$48.84	05/09/2014
	—	40,000	(8)	$55.54	05/07/2015
						3,000	$164,850
						6,000	$329,700
						6,000	$329,700
						2,900	$159,355

Total	175,500	115,500				17,900

Mr. Verguet	12,500	—		$13.88	04/03/2010
	5,000	—		$22.97	05/15/2011
	12,000	—		$26.01	05/07/2012
	18,000	—		$30.43	05/14/2013
	30,000	—		$33.98	07/07/2011
	28,875	9,625	(1)	$45.90	05/11/2012
	21,500	21,500	(2)	$43.91	05/10/2013
	7,250	21,750	(6)	$48.84	05/09/2014
	—	36,400	(8)	$55.54	05/07/2015
						2,350	$129,133
						5,000	$274,750
						4,000	$219,800
						4,500	$247,275

Total	135,125	89,275				15,850

Mr. Solomon	37,500	12,500	(9)	$42.23	07/06/2012
	8,250	8,250	(2)	$43.91	05/10/2013
	1,700	5,100	(10)	$51.61	02/14/2014
	5,500	16,500	(6)	$48.84	05/09/2014
	—	44,800	(8)	$55.54	05/07/2015
						4,720	$259,364
						3,000	$164,850
						3,200	$175,840

Total	52,950	87,150				10,920

(1)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 12, 2006.

(2)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 11, 2007.

(3)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in thirty-six equal monthly installments beginning on June 10, 2007.

(4)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in twenty-four equal monthly installments beginning on June 8, 2008.

(5)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on February 16, 2007.

(6)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 10, 2008.

(7)
Options to acquire common stock granted under the Long-Term Stock Program. Consistent with vesting standards established for retirement-eligible executives, the options vest and become exercisable in thirty-six equal monthly installments beginning on June 8, 2008.

(8)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on May 8, 2009.

(9)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on July 7, 2006.

(10)
Options to acquire common stock granted under the Long-Term Stock Program. The options vest and become exercisable in four equal annual installments beginning on February 15, 2008.

(11)
Based on the closing selling price of Company common stock on December 31, 2008.

Option Exercises and Stock Vested in Fiscal Year 2008

        The following table sets forth for each of the named executive officers the number of shares of the Company's common stock acquired and the value realized on each exercise of stock options during the year ended December 31, 2008. No stock appreciation rights were exercised by the named executive officers during the 2008 fiscal year.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(3)
Mr. Mussallem	168,000	(2)	$6,454,391	11,437	$624,543
Mr. Abate	—		—	1,675	$90,957
Ms. Lyle	40,000		$827,248	3,000	$167,430
Mr. Verguet	2,250		$92,531	2,350	$131,154
Mr. Solomon	—		—	15,000	$917,400

(1)
Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)
The options were exercised pursuant to a pre-arranged stock trading plan established by Mr. Mussallem under Rule 10b5-1 of the Securities and Exchange Act of 1934.

(3)
Value realized is determined by multiplying (i) the closing market price of the common stock on the previous day of the vesting by (ii) the number of shares vested.

Pension Benefits

        Mr. Verguet participates in the Company's pension plan applicable to its salaried employees at its St. Prex, Switzerland facility generally. No other named executive officer of the Company participates in any Company pension plan. The following table sets forth the actuarial present value of Mr. Verguet's accumulated benefit under the St. Prex pension plan.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years of Credited Service(3) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. Mussallem	na	na	na	na
Mr. Abate	na	na	na	na
Ms. Lyle	na	na	na	na
Mr. Verguet	St. Prex Plan	6.333	$774,019	$0
Mr. Solomon	na	na	na	na

        The Company's St. Prex pension plan is a cash balance plan under which each participant has an account balance consisting of savings and interest credits earned each year. Interest credits are determined annually. Savings credits are equal to a percentage of "insured salary" based upon the age of the participant (ranging from 0% at age 18 to 21% at age 55 or older). Insured salary includes salary and bonus reduced by social security offsets. The plan is funded by both employee and employer contributions which are fully vested at all times. Normal retirement age is 65 for males. At normal retirement, a participant may choose to receive the accumulated account balance as either a lump sum or in the form of a pension annuity. See Note 11 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for a discussion of the assumptions used to determine the present value of accumulated benefits under the Company's pension plans.

Nonqualified Deferred Compensation Plans

        Information regarding the named executive officers' participation in the Company's nonqualified deferred compensation plans is included below.

        Executive Deferred Compensation Plan.    On December 24, 2004, the Compensation Committee adopted the EDCP, effective for compensation earned on or after January 1, 2005. The following table sets forth information relating to the EDCP for 2008 for the named executive officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mr. Mussallem	$78,112	$44,280	$(199,737)	$0	$384,271
Mr. Abate	$105,207	$8,148	$(112,509)	$0	$475,936
Ms. Lyle	$67,314	$10,370	$(199,068)	$0	$311,313
Mr. Verguet	$0	$0	$0	$0	$0
Mr. Solomon	$17,531	$11,658	$(5,256)	$0	$23,932

(1)
Executive contributions are included in the "Salary" reported under the Summary Compensation Table above.

(2)
Company contributions are included in the "All Other Compensation" reported under the Summary Compensation Table above.

(3)
Earnings is defined to reflect the difference in the account balance between the beginning and end of the year, less any executive or Company contributions and any amounts withdrawn or distributed. Earnings include realized and unrealized gains and losses, capital gains and losses, and dividends paid.

        The EDCP provides the named executive officers and certain other employees with the opportunity to defer specified percentages (up to 15%) of their cash compensation and receive matching employer contributions that could not be deferred or contributed to the Edwards Lifesciences Corporation 401(k) Savings and Investment Plan because of the limitations under such plan imposed by the Internal Revenue Code. The EDCP also permits the participants to defer up to 100% of their base pay and annual incentive bonus, but the Company does not match the employee contribution above 15%. Participants may elect deferred amounts to be paid in the form of either a lump sum or in up to 15 annual installments either upon separation from service or a specified date. Deferrals are credited with gain or loss based on the performance of one or more investment alternatives selected by the participant from among investment funds chosen by the Compensation Committee. Investment elections made for each plan year may not be revoked, changed or modified except as permitted under the EDCP and subject to applicable law. No actual investments will be held in the participants' accounts and participants will at all times remain general unsecured creditors of the Company with respect to their account balances. During 2008, the rate of deemed losses from the investments selected by the named executive officers averaged 38%; the deemed losses are reported in the table above.

        Executive Option Plan.    In 2001, the Company adopted the EOP, which permitted the named executive officers and certain other employees to receive options to purchase shares of mutual funds or common stock of the Company in lieu of all or a portion of their compensation from the Company. The Company discontinued option grants under the EOP on December 31, 2004.

        The following table sets forth information relating to the EOP for 2008 for the named executive officers:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Mr. Mussallem	$0	$0	$(1,332,641)	$0	$942,140
Mr. Abate	$0	$0	$(79,895)	$0	$53,890
Ms. Lyle	$0	$0	$(8,436)	$0	$14,959
Mr. Verguet	$0	$0	$0	$0	$0
Mr. Solomon	$0	$0	$0	$0	$0

(1)
Earnings include realized and unrealized gains and losses for the year and actual earnings but exclude dividend equivalents paid in cash which are discussed in the Summary Compensation Table, above.

(2)
Balance is calculated by taking the fair value of options held less cost to exercise and less interest payments due to the Company.

        Under the EOP, the named executive officers and certain other employees were provided with the opportunity to forego a portion of their cash compensation and receive in lieu thereof options to purchase shares of mutual funds or Company common stock (as selected by the participant) and matching employer contributions. Each plan participant received an option to purchase selected securities with a grant date value of one and one-third dollars for every dollar of his or her compensation foregone and any Company matching contributions, and an exercise price equal to 25% of the fair market value of the underlying securities on the grant date. Any dividends and distributions paid on the securities underlying the outstanding options that were paid in cash to the participants during 2008 are reported as Nonqualified Deferred Compensation Earnings under the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

        Included below is a summary of the material terms and conditions of the agreements the Company has entered into with its named executive officers that provide for certain payments and benefits upon termination of employment. The agreements are the only arrangements the Company has with its named executive officers to provide benefits upon termination that are not otherwise part of the Company's employee benefit plans, which apply to all salaried employees on the same terms. Also described below are the terms of the Long-Term Stock Program which provide for the acceleration of outstanding equity awards in the event of a change in control of the Company.

        Change in Control Severance Agreements.    The Company has entered into change in control severance agreements with Messrs. Mussallem, Abate and Verguet and Ms. Lyle which provide that the executive is entitled to receive severance payments if: (i) the executive is involuntarily terminated within six months prior to a change in control, or (ii) the executive's employment terminates within 24 calendar months following a change in control by reason of either (a) termination by the Company of the executive's employment without cause, or (b) the executive's voluntary termination for good reason. In addition, Mr. Mussallem is entitled to severance if he voluntarily terminates his employment during the 30 calendar day period immediately following the one year anniversary of a change in control. Good reason generally includes a material change of the executive's responsibilities or status or the assignment of the executive to duties materially inconsistent with such responsibilities or status, a relocation in excess of 50 miles of the executive's principal job location or a reduction of the executive's base salary, incentive plans or benefits. In the event of any such termination, the executive would receive a lump sum payment equal to the sum of: (1) three times the executive's annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher), (2) (i) in the case of the executives other than Mr. Mussallem, three times the executive's target bonus for the year of termination (or the dollar amount of the bonus paid in the preceding year, if higher), and (ii) in the case of Mr. Mussallem, one and one-half times the executive's target bonus for the year of termination (or three times the dollar amount of the bonus paid in the preceding year, if higher), (3) a pro-rated bonus for the year of termination, and (4) the cost of three years' COBRA continuation under the Company's medical and dental plans (together with a gross-up for any federal or state and employment taxes due on such payment). In addition, the executive will be entitled to up to $25,000 per year of outplacement services over the three year period following termination and an amount equal to any excise taxes (together with a gross-up for any federal or state income and employment taxes due on such payment) payable under Section 4999 of the Internal Revenue Code.

        The Company has entered into a change in control severance agreement with Mr. Solomon and other executive officers pursuant to which they are entitled to receive severance payments if their employment terminates by reason of a qualifying termination within 24 calendar months following a change in control by reason of either: (a) termination by the Company of his employment without cause, or (b) his voluntary termination for good reason. Good reason generally includes a material diminution in his authorities, duties or responsibilities, a material relocation of his principal job location or office or a material reduction by the Company of his base compensation. In such event, Mr. Solomon would receive a lump sum payment equal to the sum of: (1) two times his annual base salary as of the time of termination (or during the 12 months preceding the change in control, if higher), (2) two times his target bonus for the year of termination (or the dollar amount of the bonus paid in the preceding year, if higher), (3) a pro-rata target bonus for the year of termination, and (4) the cost of three years' COBRA continuation under our medical and dental plans. In addition, he will receive reasonable outplacement services. If any such payments or benefits would constitute a parachute payment, then such payments and benefits will be reduced to the extent necessary to maximize his net after-tax benefits after taking into account any excise taxes payable by Mr. Solomon under Section 4999 of the Internal Revenue Code. Receipt of these severance benefits is conditioned upon our receipt from Mr. Solomon of a general release of any claims against the Company.

        Employment Agreement with Chairman and CEO.    Mr. Mussallem is eligible to receive certain termination benefits under his employment agreement.

        The employment agreement provides that in the event that Mr. Mussallem is terminated by the Company without cause, the Company will pay him a lump sum cash payment equal to the sum of: (1) two times his highest base salary in the preceding 12 months, (2) his target bonus for the year of termination (or two times the actual bonus paid in the preceding year, if higher), and (3) a pro-rated bonus for the year of termination. In addition, he will receive medical and dental coverage for up to 24 months. However, he will not be entitled to receive any such payments or benefits if he receives payments under the change in control severance agreement.

        In the event of Mr. Mussallem's termination due to retirement, disability or death, he will be paid one-half of his pro-rated target bonus for the year of termination in a lump sum payment within 30 calendar days of termination and additional benefits as determined in accordance with the Company's benefit plans.

        Under the terms of his employment agreement, Mr. Mussallem may not, for a period of 24 months following his termination, employ or solicit for employment any employee or consultant of the Company.

        Acceleration of Equity Awards.    Pursuant to the terms of the Long-Term Stock Program, in the event of a change in control all outstanding options, restricted stock and restricted stock units held by all salaried employees will vest in full.

        Estimated Payments.    The following tables set forth the estimated payments and benefits that would have been payable to the named executive officers under their agreements in the termination circumstances indicated below had their employment been terminated on December 31, 2008. Unless otherwise noted, all cash payments would be made in a lump sum and would be paid by the Company or its successor. The amounts set forth in these tables represent estimates and forward-looking information that is subject to substantial variation, based on the timing of the triggering event. The Company cautions the reader to consider these limitations in reviewing the following tables.

        For purposes of estimating the amount of payments and benefits payable as a result of a termination following a change in control the Company has made the following assumptions:

  •
  The change in control occurs on December 31, 2008;

  •
  A stock price of $54.95 per share which was the closing stock price on December 31, 2008;

  •
  All named executive officers were terminated on the date of the change in control;

  •
  All accelerated vested options and restricted stock units were cashed out on the date of the change in control;

  •
  18 months of paid COBRA and an equal amount provided as a lump sum which can be used to purchase medical and dental coverage;

  •
  Payments and benefits are included as provided by the executive's change in control severance agreement in effect as of the date of this proxy statement.

        For purposes of estimating the amount of payments and benefits payable as a result of Mr. Mussallem's termination of employment pursuant to his employment agreement, the Company used the following assumptions:

  •
  A termination date of December 31, 2008; and

  •
  All payments and benefits are included as provided by Mr. Mussallem's employment agreement in effect as of the date of this proxy statement.

 Executive Benefits and Payments Upon Termination: Mr. Mussallem

	Qualifying Termination, Following a Change in Control		Termination Due to Retirement, Disability, or Death	Involuntary Termination by the Company Without Cause
Salary Severance	$2,400,000		—	$1,600,000
Bonus Severance	$2,400,000		—	$800,000
Pro Rata Bonus—2008	$800,000		$800,000	$800,000
Stock Option Acceleration	$1,923,900		—	—
Restricted Stock Unit Acceleration	$4,522,206		—	—
Medical and Dental Coverage Continuation	$26,118		—	$26,118
Outplacement	$75,000		—	—
Excise Tax Gross-up	—	(1)	—	—

Total	$12,147,224		$800,000	$3,226,118

(1)
Since the total change in control payments does not exceed the safe harbor threshold, none of the severance or benefits payable upon a change in control are subject to excise taxes.

Executive Benefits and Payments upon Termination: Qualifying Termination,
Following a Change in Control

	Mr. Abate	Ms. Lyle	Mr. Verguet	Mr. Solomon
Salary Severance	$1,125,000	$1,176,300	$1,352,695	$700,000
Bonus Severance	$750,000	$684,000	$717,065	$414,000
Pro Rata Bonus—2008	$250,000	$228,000	$239,022	$207,000
Stock Option Acceleration	$670,936	$627,965	$457,359	$367,929
Restricted Stock Unit Acceleration	$1,054,985	$983,605	$870,958	$600,054
Medical and Dental Coverage Continuation	$65,194	$38,963	$0	$42,376
Outplacement	$75,000	$75,000	$75,000	$75,000
Excise Tax Gross-up	$1,124,812	$1,001,429	$1,119,264	—
Cutback(1)	—	—	—	$(282,160)

Total	$5,115,927	$4,815,262	$4,831,363	$$2,124,199

(1)
Under his Change in Control agreement, Mr. Solomon's payments and benefits are reduced to the extent necessary to maximize his net after tax benefits after taking into account any excise taxes payable under Section 4999.

        Death and Disability Benefits.    As a member of the Company's European Management Team, Mr. Verguet is entitled to receive certain death and disability benefits over and above those provided to salaried employees at St. Prex generally. In the event of the termination of his employment due to disability, Mr. Verguet would be entitled to an additional benefit under the St. Prex pension plan equal to 25% of his qualifying salary. Assuming termination of his employment as of December 31, 2008 because of disability, Mr. Verguet would have been entitled to receive $115,400 per year payable for the duration of his life. In the event of his death while employed by the Company, Mr. Verguet would be entitled an additional lump sum payment equal to 200% of his salary. Assuming his death as of December 31, 2008, Mr. Verguet's death benefit would have been $923,200. An exchange rate of .88 CHF/USD has been used to convert payments in Swiss Francs into United States dollars.

Nonemployee Director Compensation

        Nonemployee Directors Stock Incentive Program.    In order to align the directors' interests more closely with the interests of the Company's stockholders, the Company has implemented the Company's

Nonemployee Directors Program pursuant to which each nonemployee director receives an annual grant of an option for up to 10,000 shares, or a restricted stock units award for up to 4,000 shares or a combination of an option and restricted stock units award with a maximum value of $200,000. The Committee recommends the actual amount and type of award for each year within such limitations to the Board for its approval.

        The award is granted on the day after the Company's annual meeting. The exercise price of an option is the closing price of the common stock on the date prior to the award.

        For purposes of the aggregate limit for a combination award, the value of an option share is equal to its fair value as estimated on the date of grant under a valuation model approved by the Financial Accounting Standards Board for purposes of the Company's financial statements under SFAS 123R (or any successor provision), and the value of any restricted stock units award is equal to the fair market value of the underlying shares of common stock on the date of such award.

        Each option and restricted stock unit award vests in three equal annual installments upon the individual's completion of each year of service as a Board member measured from the grant date (or over such longer period as determined by the Committee). The individual may elect to receive the shares that vest under restricted stock units in up to three installments commencing upon the expiration of a designated period following vesting of the award. This election must be made in the year prior to the actual award.

        On May 9, 2008, Messrs. Bowlin, Cardis, Ingram and Pyott, Dr. McNeil and Vernon R. Loucks Jr, each received a restricted stock units award of 3,300 shares as their annual grant. The restricted stock unit awards vest in three equal installments upon completion of each year of service as a Board member measured from the grant date.

        In addition to the equity awards described above, upon a director's initial election to the Board, the director receives a grant of restricted stock units, which vest 50% per year over two years measured from the grant date. Prior to May 2007, the initial grant was 5,000 shares. In May 2007, the initial grant was revised to a Fair Market Value on grant date of $200,000, not to exceed 5,000 shares.

        The Nonemployee Directors Program was amended on February 17, 2005, to limit to no more than 60,000 the number of shares that will be used for initial awards with two-year vesting, after which the Company would provide initial awards with a minimum three-year vesting.

        Nonemployee Director Annual Retainer.    Cash compensation of nonemployee directors consists of a $20,000 annual retainer. Committee members receive an additional annual retainer of $2,000 per committee and the Chairpersons of the Audit Committee and the Compensation Committee receive an additional annual retainer of $15,000 and $12,000, respectively. A director may elect to receive an option or restricted shares in lieu of the fees as described in "Deferral Election Program," below.

        Deferral Election Program.    In lieu of all or part of a director's annual cash retainer, the director may elect to receive either an option to purchase shares of common stock or a grant of restricted shares under the Nonemployee Directors Program. If a director makes a timely election and elects to receive a stock option, such option is granted on the date the cash retainer would otherwise have been paid and the number of shares subject to the option is equal to four times the number of shares that could have been purchased on the grant date with the amount of the director's cash retainer foregone to receive the option. The option is exercisable and vested in full on the grant date and the exercise price per share is the fair market value per share of the common stock on the date of grant, as fair market value is defined in the Nonemployee Directors Program. If a director makes a timely election to receive a restricted share grant, the shares are granted on the date the cash retainer would otherwise have been paid and the number of shares granted is equal to the portion of the cash retainer to be paid in the form of restricted shares divided by the fair market value per share of the common stock, as fair market value is defined in the Nonemployee Directors Program. The restrictions on the restricted share grant vests upon the director's completion of one year of board service measured from the date of grant.

        On May 9, 2008, Mr. Bowlin received an option to purchase 1,430 shares of the Company's common stock in lieu of his annual cash retainer. On the same date, Messrs. Ingram and Pyott, Dr. McNeil and Philip M. Neal each received a grant of 358 restricted shares in lieu of their annual cash retainer.

        Expense Reimbursement Policy.    Directors are reimbursed for travel expenses related to their attendance at Board and Committee meetings as well as for the costs of attending director continuing education programs.

        Nonemployee Director Compensation and Equity Awards Tables.    The following table sets forth certain information regarding the compensation earned by or awarded to each nonemployee director during 2008 who served on the Company's Board of Directors in such year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards($) (2)	Option Awards($) (2)	All Other Compensation($)	Total($)
Mr. Bowlin	$14,000	$156,760	$17,041	—	$187,801
Mr. Cardis	$37,000	$156,766	$0	—	$193,766
Mr. Ingram	$2,000	$176,905	$0	—	$178,905
Mr. Loucks(3)	—	$7,578	$0	—	$7,578
Dr. McNeil	$2,000	$183,311	$0	—	$185,311
Mr. Neal(4)	$2,000	$428,579	$0	—	$430,579
Mr. Pyott	$2,000	$169,773	$0	—	$171,773

(1)
Consists of annual retainer fees and meeting fees for service as a member of the Board. Please see the "Nonemployee Director Annual Retainer" section above. Excludes retainer fees deferred into stock-based awards as described in footnote 2 below.

(2)
Includes annual retainer fees deferred under the deferral election program in effect under the Nonemployee Directors Program. Mr. Bowlin elected to convert his $20,000 annual retainer into stock options and received an option on May 9, 2008 with respect to 1,430 shares at an exercise price per share equal to $55.98. Dr. McNeil and Messrs. Ingram, Pyott and Neal elected to convert their $20,000 annual retainer into 358 restricted shares awarded on May 9, 2008.

Reflects the dollar amount recognized for financial statement reporting purposes in 2008 for stock awards and options granted during or prior to 2008, computed in accordance with SFAS 123R. The assumptions on which such amount is based are described in footnote 12 to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC on March 2, 2009. The grant date fair value of equity awards granted in 2008, as computed in accordance with SFAS 123R, is as follows: Mr. Bowlin—$201,775; Mr. Cardis—$184,734; Mr. Ingram—$204,775; Dr. McNeil—$204,775; Mr. Neal—$204,775 and Mr. Pyott—$204,775. The aggregate shares under stock awards and the aggregate shares underlying option awards, which were outstanding at year-end, are reported below for each director. The Stock Award expense for Mr. Loucks reflects less than one year of service and awards forfeited due to his retirement.

(3)
Mr. Loucks retired from the board effective May 31, 2008.

(4)
Upon Mr. Neal's death on October 29, 2008, his vested and outstanding awards were transferred to his estate and/or beneficiaries.

        The following table sets forth, as of December 31, 2008, the options held by, and stock awards to acquire shares granted to, each nonemployee director under the Company's Nonemployee Directors Stock Incentive Program who served on the Company's Board of Directors in 2008:

		Option Awards
Name	Grant Date	Exercise Price	Options Awards Vested and Outstanding(1)	Stock Awards Not Vested(1)(2)
Mr. Bowlin	7/1/2000	$18.52	3,240	—
	5/11/2001	$22.49	10,000	—
	7/1/2001	$26.36	3,034	—
	5/9/2002	$25.77	10,000	—
	7/1/2002	$23.20	3,448	—
	5/15/2003	$30.40	10,000	—
	7/1/2003	$32.14	2,489	—
	7/1/2004	$34.85	2,295	—
	7/1/2005	$43.02	1,859	—
	5/12/2006	—	—	1,100
	7/3/2006	$45.43	1,760	—
	5/11/2007	$48.84	1,639	—
	5/11/2007	—	—	2,485
	5/9/2008	$55.98	1,430	—
	5/9/2008	—	—	3,300

Total			51,194	6,885

Mr. Cardis	7/1/2004	$34.85	2,295	—
	5/12/2006	—	—	1,100
	5/11/2007	—	—	2,485
	5/09/2008	—	—	3,300

Total			2,295	6,885

Mr. Ingram	5/15/2003	$30.40	10,000	—
	7/1/2003	$32.14	1,866	—
	7/1/2004	$34.85	2,295	—
	5/12/2006	—	—	1,100
	5/11/2007	—	—	2,484
	5/9/2008	—	—	3,300
	5/9/2008	—	—	358

Total			14,161	7,242

		Option Awards
Name	Grant Date	Exercise Price	Options Awards Vested and Outstanding(1)	Stock Awards Not Vested(1)(2)
Mr. Loucks(3)	—	—	—	—

Total			—	—

Dr. McNeil	5/12/2006	—	—	1,100
	5/11/2007	—	—	2,485
	5/9/2008	—	—	358
	5/9/2008	—	—	3,300

Total			—	7,243

Mr. Neal(4)	—	—	—	—

Total			—	—

Mr. Pyott	7/1/2000	$18.52	3,240	—
	5/11/2001	$22.49	10,000	—
	7/1/2001	$26.36	3,034	—
	5/9/2002	$25.77	10,000	—
	7/1/2002	$23.20	3,448	—
	5/15/2003	$30.40	10,000	—
	7/1/2003	$32.14	2,489	—
	7/1/2004	$34.85	2,295	—
	5/12/2006	—	—	1,100
	7/3/2006	$45.43	1,760	—
	5/11/2007	$48.84	1,639	—
	5/11/2007	—	—	2,484
	5/9/2008	—	—	3,300
	5/9/2008	—	—	358

Total			47,905	7,242

(1)
Amounts shown include annual retainer fees deferred into options and restricted shares that were deferred under the deferral election program, as follows: Mr. Bowlin—21,194 shares; Mr. Cardis—2,295 shares; Mr. Ingram—4,519 shares; Dr. McNeil—358 shares; and Mr. Pyott—18,263 shares.

(2)
Under the Deferral Election Program, some directors have elected to defer the receipt of vested restricted stock unit awards. There are shares that are vested, but not yet received. In previous years, this was reported as outstanding.

(3)
Mr. Loucks retired from the board effective May 31, 2008.

(4)
Upon Mr. Neal's death on October 29, 2008, his vested and outstanding awards were transferred to his estate and/or beneficiaries.

AUDIT MATTERS

Report of the Audit and Public Policy Committee

        Management is responsible for the Company's internal controls, financial reporting process, and compliance with laws, regulations and ethical business practices. The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and to issue a report thereon. The Company's independent registered public accounting firm is also responsible for independently auditing the Company's internal control over financial reporting.. The Audit Committee's responsibility is to monitor and oversee these processes.

        In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company's consolidated financial statements as of and for the fiscal year ended December 31, 2008. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for filing with the SEC.

The Audit and Public Policy Committee:
John T. Cardis (Chairperson)
Robert A. Ingram
David E.I. Pyott

Fees Paid to Principal Accountants

        During 2008, the Company retained its independent registered public accounting firm, PricewaterhouseCoopers LLP, to provide services in the following categories and amounts:

	2008	2007
	(in millions)
Audit Fees	$2.1	$2.0
Audit Related Fees	—	—
Tax Fees	0.8	0.9
All Other Fees	—	—

        Audit Fees.    Amounts paid under "Audit Fees" include aggregate fees for the audit of the Company's consolidated financial statements, which included PricewaterhouseCoopers LLP's attestation report on the effectiveness of the Company's internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and the three quarterly reviews of the Company's reports on Form 10-Q and other SEC filings.

        Audit-Related Fees.    There were insignificant or no amounts paid under "Audit Related Fees" in 2008 and 2007.

        Tax Fees.    Amounts paid under "Tax Fees" in 2008 were for tax compliance ($0.5) and consulting ($0.3), and in 2007 were for tax compliance ($0.6) and consulting ($0.3).

        All Other Fees.    There were insignificant or no amounts paid under "All Other Fees" in 2008 and 2007. The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with their independence.

Pre-Approval of Services

        The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor's independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee at least annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. The Audit Committee may delegate, and has delegated, pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of February 28, 2009 by:

  •
  Each stockholder known by the Company to own beneficially more than 5% of the common stock;

  •
  Each of the named executive officers;

  •
  Each of the Company's directors; and

  •
  All of the Company's directors, named executive officers and executive officers as a group.

        The number of shares subject to options that each beneficial owner has the right to acquire on or before April 29, 2009 is listed separately under the column "Number of Shares Underlying Options." These shares are not deemed exercisable for purposes of computing the beneficial ownership of any other person. Percent of beneficial ownership is based upon 56,044,037 shares of the Company's common stock outstanding as of February 28, 2009. The address for those individuals for which an address is not otherwise provided is c/o Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614. Unless otherwise indicated, the Company believes that the stockholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Principal Stockholders:
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	7,817,804	—	7,817,804	14.0%
Baron Capital Group, Inc.(2) 767 Fifth Avenue New York, NY 10153	3,592,500	—	3,592,500	6.5%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	3,572,479	—	3,572,479	6.4%
Named Executive Officers, Executive Officers and Directors:
Mr. Mussallem	159,385	1,157,562	1,316,947	2.4%
Mr. Abate	22,747	191,614	214,361	*
Ms. Lyle	28,830	175,500	204,331	*
Mr. Solomon	20,310	42,150	62,460	*
Mr. Verguet	19,856	127,125	146,981	*
Mr. Bowlin	23,327	51,194	74,521	*
Mr. Cardis	23,327	2,295	25,622	*
Mr. Ingram	24,999	14,161	39,160	*
Dr. McNeil	16,095	—	16,095	*
Mr. Pyott	24,149	47,905	72,054	*
All directors, named executive officers, and executive officers as a group (17 persons)	474,103	2,600,301	3,074,404	5.5%

*
Less than 1%

(1)
Based solely on information contained in the Schedule 13G/A filed with the SEC by FMR LLC on its own behalf, on February 17, 2009. The Schedule 13G/A indicates FMR LLC has sole voting power for 498 shares and sole investment power for 7,817,804 shares.

(2)
Based solely on information contained in the Schedule 13G filed with the SEC by Baron Capital Group, Inc., on its own behalf, on February 12, 2009. The Schedule 13G indicates Baron Capital Group Inc., has shared voting power for 3,222,500 shares, and shared dispositive power for 3,592,500 shares.

(3)
Based solely on information contained in the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., on its own behalf, on February 12, 2009. The Schedule 13G/A indicates T. Rowe Price Associates, Inc., has sole voting power for 738,769 shares and sole dispositive power for 3,572,479 shares.

OTHER MATTERS AND BUSINESS

Additional Information

        The Company will provide a copy of its Governance Guidelines, the Company's Global Business Practice Standards (applicable to all of the Company's employees, executive officers and directors), the Audit Committee charter and the Compensation Committee charter without charge to any person upon request to: Edwards Lifesciences Corporation, Attention: Secretary, One Edwards Way, Irvine, California 92614. The Company's Bylaws, Governance Guidelines, Global Business Practice Standards, and charters of each of the Audit Committee and Compensation Committee, are also posted under the "Investor Relations—Corporate Governance and Responsibility" section of the Company's website (www.edwards.com).

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company believes that all reports that were required to be filed by the Company's executive officers, directors and beneficial owners of more than 10% of its common stock under Section 16 of the Securities and Exchange Act of 1934 during 2008 were filed on a timely basis.

Related Party Transactions

        The Company or one or its subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include executive officers and directors of the Company, nominees for directors, 5% or more beneficial owners of Company common stock and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest are referred to as "related person transactions." Under the Company's Global Business Practice Standards, which are applicable to all employees of the Company and to all members of the Company's Board of Directors, conflicts of interest are prohibited unless approved in accordance with the requirements of such Global Business Practice Standards, which in the case of transactions involving executive officers or directors of the Company, may be given only by the Board of Directors or a Committee of the Board of Directors and must be disclosed promptly to stockholders. Under the Global Business Practice Standards, a conflict of interest includes holding a "significant financial interest" in any company that does business with the Company. A "significant financial interest" is deemed to exist if the related person owns more than 1% of the outstanding capital of a business or if the investment represents more than 5% of the total assets of the related person. The Board of Directors generally considers all relevant factors when determining whether to approve a related person transaction.

Deadline for Receipt of Stockholder Proposals for the 2010 Annual Meeting

        In order for a stockholder proposal to be eligible for inclusion in the Company's Proxy Statement for the 2010 Annual Meeting, the written proposal must be received by the Secretary of the Company at the Company's offices no later than November 30, 2009 and must comply with the requirements of the rules established by the SEC.

        The Company's Bylaws provide that in order for a stockholder proposal to be submitted at the 2010 Annual Meeting, including stockholder nominations for candidates for election as directors, written notice to the Secretary of the Company of such stockholder proposal generally must be received at our executive offices not less than 75 days nor more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. This requirement is independent of the notice required under SEC rules for inclusion of a stockholder proposal in our proxy materials. As a result, stockholders who intend to present proposals at the 2010 Annual Meeting under these provisions, must give written notice of the proposal to the Secretary no earlier than January 27, 2010, and no later than February 22, 2010. However, if the date of the 2010 Annual Meeting is a date that is not within 30 days before or after May 7, 2010, the anniversary date of the 2009

Annual Meeting, notice by the stockholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of the day on which notice of the 2010 Annual Meeting is mailed or public disclosure of the date of the 2010 Annual Meeting is made.

        The Company's Bylaws require that a stockholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in the Company's Bylaws will not be entertained at the 2010 Annual Meeting. Stockholders should contact the Secretary in writing at One Edwards Way, Irvine, California 92614 to obtain additional information as to the proper form and content of stockholder nominations or proposals. The Company did not receive any stockholder nominations or proposals for consideration at the 2009 Annual Meeting.

Annual Report on Form 10-K

        The Company will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Edwards Lifesciences Corporation, Attention: Secretary, One Edwards Way, Irvine, California 92614.

By Order of the Board of Directors,

Denise E. Botticelli
Vice President, Associate General Counsel and Secretary

ALL STOCKHOLDERS ARE URGED TO SUBMIT
THEIR PROXIES PROMPTLY

Appendix A

EDWARDS LIFESCIENCES CORPORATION
LONG-TERM STOCK INCENTIVE COMPENSATION PROGRAM
(Amended and Restated as of March 20, 2009)

Article 1. Establishment, Objectives, and Duration

        1.1    Establishment of the Program.    Edwards Lifesciences Corporation, a Delaware corporation (hereinafter referred to as the "Company"), hereby amends and restates the incentive compensation plan established April 1, 2000 and known as the "Edwards Lifesciences Corporation Long-Term Stock Incentive Compensation Program" (hereinafter, as amended and restated, referred to as the "Program"), as set forth in this document. The Program permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock and Restricted Stock Units.

        The Program became effective as of April 1, 2000 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

        The Program was amended and restated effective as of July 12, 2000 to clarify the definition of "Subsidiary" and was subsequently further amended and restated as of May 8, 2002, February 20, 2003, February 17, 2005, February 16, 2006, March 6, 2007, February 14, 2008, March 24, 2008, and March 20, 2009.

        1.2    Objectives of the Program.    The objectives of the Program are to optimize the profitability and growth of the Company through long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. Awards generally are made in conjunction with services performed by the Participant within the previous twelve (12) months.

        The Program is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

        1.3    Duration of the Program.    The Program shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board to amend or terminate the Program at any time pursuant to Article 14 hereof, until all Shares subject to it shall have been purchased or acquired according to the Program's provisions. However, in no event may an Award be granted under the Program on or after April 1, 2018.

Article 2. Definitions

        Whenever used in the Program, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

        2.1   "Award" means, individually or collectively, a grant under this Program of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock or Restricted Stock Units.

        2.2   "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Program.

        2.3   "Board" or "Board of Directors" means the Board of Directors of the Company.

        2.4   "Change in Control" of the Company shall mean the occurrence of any one of the following events:

  (a)
  Any "Person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

  (b)
  During any period of not more than twenty-four (24) months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2.4(a), 2.4(c), or 2.4(d) of this Section 2.4) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

  (c)
  The consummation of a merger or consolidation of the Company with any other entity, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

  (d)
  The Company's stockholders approve a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

        2.5   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.6   "Committee" means the Compensation and Governance Committee or any other committee appointed by the Board to administer Awards to Participants, as specified in Article 3 herein.

        2.7   "Company" means Edwards Lifesciences Corporation, a Delaware corporation, and any successor thereto as provided in Article 16 herein.

        2.8   "Contractor" means an individual providing services to the Company who is not an Employee or member of the Board, and who does not participate in the Edwards Lifesciences Corporation Nonemployee Directors and Consultants Stock Incentive Program.

        2.9   "Covered Employee" means a Participant who is one of the group of "covered employees," as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

        2.10 "Disability" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

        2.11 "Effective Date" shall have the meaning ascribed to such term in Section 1.1 hereof.

        2.12 "Employee" means any employee of the Company or of a Subsidiary of the Company. Directors who are employed by the Company shall be considered Employees under this Program.

        2.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

        2.14 "Fair Market Value" means, at any date, the closing sale price on the principal securities exchange on which the Shares are traded on the last previous day on which a sale was reported.

        2.15 "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

        2.16 "Insider" shall mean an individual who is, on the relevant date, an officer, director, or beneficial owner of more than ten percent (10%) of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

        2.17 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

        2.18 "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

        2.19 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

        2.20 "Participant" means an Employee or Contractor who has been selected to receive an Award or who has outstanding an Award granted under the Program.

        2.21 "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m) applicable to compensation payable to Covered Employees.

        2.22 "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

        2.23 "Restricted Stock" means an Award granted to a Participant pursuant to Article 7 herein.

        2.24 "Restricted Stock Units" means an Award granted to a Participant pursuant to Article 8 herein.

        2.25 "Retirement" means, unless otherwise defined in the applicable Award Agreement, any termination of an Employee's employment or a Contractor's service after age fifty-five (55) other than due to death, Disability or, with respect to Awards made after May 8, 2002, Cause, provided that such Employee or Contractor has at least a combined ten (10) years of service with the Company and Baxter International Inc. A Participant's number of years of service with the Company and Baxter International Inc., shall be determined by calculating the number of complete twelve-month (12) periods of employment from the Participant's original date of hire as an Employee or Contractor with the Company or Baxter International Inc., to the Participant's date of employment or service termination. Employment or service with Baxter International Inc., shall be included for purposes of determining qualification for Retirement only to the extent that such employment or service immediately, and without any break, precedes employment or service with the Company. For purposes of this definition, unless defined otherwise in the applicable Award Agreement, "Cause" means: (a) a Participant's willful and continued failure to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from Disability); (b) a Participant's willfully engaging in conduct that is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise; or (c) a Participant's having been convicted of a felony. For the purpose of determining "Cause," no act, or failure to act, on a Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company or a Subsidiary.

        2.26 "Shares" means the shares of common stock of the Company.

        2.27 "Subsidiary" means any business, whether or not incorporated, in which the Company beneficially owns, directly or indirectly through another entity or entities, securities or interests representing more than fifty percent (50%) of the combined voting power of the voting securities or voting interests of such business.

Article 3. Administration

        3.1    General.    The Program shall be administered by the Compensation and Governance Committee of the Board, or by any other Committee appointed by the Board, which shall consist of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code, except as otherwise determined by the Board. Any Committee administering the Program shall be comprised entirely of directors. The members of the Committee shall be appointed from time to time by, and shall serve at the sole discretion of, the Board.

        The Committee shall have the authority to delegate administrative duties to officers, Employees, or directors of the Company; provided, however, that the Committee shall not be able to delegate its authority with respect to: (i) granting Awards to Insiders; (ii) granting Awards that are intended to qualify for the Performance-Based Exception; and (iii) certifying that any performance goals and other material terms attributable to Awards that are intended to qualify for the Performance-Based Exception have been satisfied.

        3.2    Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program; (b) grant Awards under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, Awards which are made in combination with or in tandem with other Awards (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation; (c) subject to Article 14, modify the terms of, cancel and reissue, or repurchase outstanding Awards; (d) prescribe the form of agreement, certificate, or other instrument evidencing any Award under the Program; (e) correct any defect or omission and reconcile any inconsistency in the Program or in any Award hereunder; (f) to design Awards to satisfy requirements to make such Awards tax-advantaged to Participants in any jurisdiction or for any other reason that the Company desires; and (g) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that no outstanding Option will be amended to lower the exercise price or will be canceled for the purpose of reissuing such Option to a Participant at a lower exercise price (other than, in both cases, pursuant to Section 5.4) without the approval of the Company's stockholders. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable laws in administering the Plan. As permitted by law (and subject to Section 3.1 herein), the Committee may delegate its authority as identified herein.

        3.3    Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Program and all related orders and resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, directors, Employees, Contractors, Participants, and their estates and beneficiaries.

Article 4. Eligibility and Participation

        4.1    Eligibility.    Persons eligible to participate in this Program shall include all Employees and Contractors. Directors who are not Employees of the Company shall not be eligible to participate in the Program.

        4.2    Actual Participation.    Subject to the provisions of the Program, the Committee may, from time to time, select from all eligible Employees and Contractors those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5. Shares Subject to the Program and Maximum Awards

        5.1    Number of Shares Available for Grants.    Subject to adjustment as provided in Section 5.4 herein, the number of Shares hereby reserved for delivery to Participants under the Program shall be Twenty million seven hundred thousand (20,700,000) Shares. No more than one million three hundred thousand (1,300,000) Shares reserved for issuance under the Program may be granted in the form of Shares of Restricted Stock or Restricted Stock Units. The Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Program. The following rules shall apply to grants of such Awards under the Program:

  (a)
  Options:    The maximum aggregate number of Shares that may be granted in the form of Options in any one (1) fiscal year to any one (1) Participant shall be one million (1,000,000).

  (b)
  Restricted Stock and Restricted Stock Units:    The maximum aggregate number of Shares that may be granted in the form of Restricted Stock and Restricted Stock Units in any one (1) fiscal year to any one (1) Participant shall be two hundred thousand (200,000).

        5.2    Type of Shares.    Shares issued under the Program in connection with Stock Options or Restricted Stock Units may be authorized and unissued Shares or issued Shares held as treasury Shares. Shares issued under the Program in connection with Restricted Stock shall be issued Shares held as treasury Shares; provided, however, that authorized and unissued Shares may be issued in connection with Restricted Stock to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof.

        5.3    Reuse of Shares.

  (a)
  General.    In the event of the expiration or termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any Award under the Program, that number of Shares that was subject to the Award but not delivered shall again be available as Awards under the Program.

  (b)
  Restricted Stock.    In the event that Shares are delivered under the Program as Restricted Stock and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the grant thereof, such forfeited or reacquired Shares shall again be available as Awards under the Program.

  (c)
  Limitation.    Notwithstanding the provisions of Sections 5.3(a) or 5.3(b) above, the following Shares shall not be available for reissuance under the Program: (i) Shares which are withheld from any Award or payment under the Program to satisfy tax withholding obligations; (ii) Shares which are surrendered to fulfill tax obligations incurred under the Program; and (iii) Shares which are surrendered in payment of the Option Price upon the exercise of an Option.

        5.4    Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 5.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Program, and in the Award limits set forth in Section 5.1, as shall be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

In a stock-for-stock acquisition of the Company, the Committee may, in its sole discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Article 6. Stock Options

        6.1    Grant of Options.    Subject to the terms and provisions of the Program, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. If all or any portion of the exercise price or taxes incurred in connection with the exercise are paid by delivery (or, in the case of payment of taxes, by withholding of Shares) of other Shares of the Company, the Options may provide for the grant of replacement Options.

        6.2    Award Agreement.    Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

        6.3    Option Price.    The Option Price for each grant of an Option under this Program shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

        6.4    Duration of Options.    Each Option granted to a Participant on or after February 16, 2006 shall expire at such time, not later than the seventh (7th) anniversary date of its grant, as the Committee shall determine.

        6.5    Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant; provided, however, that each option shall become exercisable over a minimum period of three (3) years measured from the date of grant of the option.

        6.6    Payment.    Options granted under this Article 6 shall be exercised by the delivery of a written notice (or such other form of notice as the Company may specify) of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares (or a satisfactory "cashless exercise" notice).

        The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering previously acquired Shares (by either actual delivery or attestation) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months, or such shorter or longer period, if any, as is necessary to avoid variable accounting treatment); (c) by a cashless exercise, as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions and such procedures and limitations as the Company may specify from time to time, (d) by any other means which the Committee determines to be consistent with the Program's purpose and applicable law, or (e) by a combination of two or more of (a) through (d).

        Subject to any governing rules or regulations, including cashless exercise procedures, as soon as practicable after receipt of a notification of exercise and full payment (or a satisfactory "cashless exercise" notice), the Company shall cause to be issued and delivered to the Participant, in certificate form or otherwise, evidence of the Shares purchased under the Option(s).

        6.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

        6.8    Termination of Employment or Service.    Each Participant's Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

        6.9    Nontransferability of Options.

  (a)
  Incentive Stock Options.    No ISO granted under the Program may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Program shall be exercisable during his or her lifetime only by such Participant.

  (b)
  Nonqualified Stock Options.    Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

        6.10    Substitution of Cash.    Unless otherwise provided in a Participant's Award Agreement, and notwithstanding any provision in the Program to the contrary (including but not limited to Section 14.2), in the event of a Change in Control in which the Company's stockholders holding Shares receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Option be surrendered to the Company by a Participant for cancellation by the Company, with the Participant receiving in exchange a cash payment from the Company within ten (10) days of the Change in Control. Such cash payment shall be equal to the number of Shares under Option, multiplied by the excess, if any, of the greater of (i) the highest per Share price offered to stockholders in any transaction whereby the Change in Control takes place, or (ii) the Fair Market Value of a Share on the date the Change in Control occurs, over the Option Price.

Article 7. Restricted Stock

        7.1    Grant of Restricted Stock.    Subject to the terms and provisions of the Program, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

        7.2    Restricted Stock Agreement.    Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine. The Period of Restriction shall be a minimum of three (3) years measured from the grant date of the Restricted Stock.

        7.3    Restriction on Transferability.    Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Program shall be available during his or her lifetime only to such Participant.

        7.4    Other Restrictions.    Subject to Article 9 herein, the Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of employment or service as a Contractor with the Company, as determined by the Committee, prior to the vesting of Shares of Restricted Stock.

  (b)
  A requirement that Participants forfeit (or in the case of Shares sold to a Participant, resell to the Company at his or her cost) all or a part of Shares of Restricted Stock in the event of termination of his or her employment or service as a Contractor during the Period of Restriction.

  (c)
  A prohibition against employment of Participants holding Shares of Restricted Stock by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and, if such Shares are certificated, in the sole discretion of the Committee, may be deposited in a bank designated by the Committee or with the Company. The Committee may require a stock power endorsed in blank with respect to Shares of Restricted Stock whether or not certificated.

        Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Program shall become freely transferable (subject to any restrictions under any applicable securities law) by the Participant after the last day of the applicable Period of Restriction.

        7.5    Voting Rights.    Unless the Committee determines otherwise, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to exercise full voting rights with respect to those Shares during the Period of Restriction.

        7.6    Dividends and Other Distributions.    Unless the Committee determines otherwise, during the Period of Restriction, Participants holding Shares of Restricted Stock issued hereunder shall be entitled to regular cash dividends paid with respect to such Shares. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception.

        7.7    Termination of Employment or Service.    Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares of Restricted Stock following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 8. Restricted Stock Units

        8.1.    Restricted Stock Units Awards.    Subject to the terms and conditions of the Program, the Committee, at any time and from time to time, may issue Restricted Stock Units which entitle the Participant to receive the Shares underlying those units following the lapse of specified restrictions (whether based on the achievement of designated performance goals or the satisfaction of specified services or upon the expiration of a designated time period following the vesting of the units).

        8.2.    Restricted Stock Units Award Agreement.    Each Restricted Stock Units award shall be evidenced by a Restricted Stock Units Award Agreement that shall specify the vesting restrictions, the number of Shares subject to the Restricted Stock Units award, and such other provisions as the Committee shall determine. Restricted Stock Units shall vest over a minimum period of three (3) years measured from the grant date of the award.

        8.3.    Restrictions.    The Committee shall impose such other conditions and/or restrictions on the issuance of any Shares under the Restricted Stock Units granted pursuant to the Program as it may deem advisable including, without limitation, any or all of the following:

  (a)
  A required period of service with the Company, as determined by the Committee, prior to the issuance of Shares under the Restricted Stock Units award.

  (b)
  A requirement that the Restricted Stock Units award be forfeited in whole or in part in the event of termination of the Participant's employment or service as a Contractor during the vesting period.

  (c)
  A prohibition against employment of Participants holding Restricted Stock Units by any competitor of the Company, against such Participants' dissemination of any secret or confidential information belonging to the Company, or the solicitation by Participants of the Company's employees for employment by another entity.

        Except as otherwise provided in this Article 8, Shares subject to Restricted Stock Units under the Program shall be freely transferable (subject to any restrictions under applicable securities law) by the Participant after receipt of such shares.

        8.4.    Stockholder Rights.    Participants holding Restricted Stock Units issued hereunder shall not have any rights with respect to Shares subject to the award until the award vests and the Shares are issued hereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom Shares, on outstanding Restricted Stock Units awards, subject to such terms and conditions as the Committee may deem appropriate.

        8.5.    Termination of Employment or Service.    Each Restricted Stock Units Award Agreement shall set forth the extent to which the Participant shall have the right to vest in previously unvested Shares subject to the Restricted Stock Units award following termination of the Participant's employment with the Company or service to the Company as a Contractor. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Restricted Stock Unit awards issued pursuant to the Program, and may reflect distinctions based on the reasons for termination.

Article 9. Performance Measures

        Unless and until the Board proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 9, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

  (i)
  return measures (including, but not limited to, return on assets, capital, investment, equity or sales);

  (ii)
  earnings per share;

  (iii)
  net income (before or after taxes) or operating income;

  (iv)
  earnings before interest, taxes, depreciation and amortization or operating income before depreciation and amortization;

  (v)
  sales or revenue targets;

  (vi)
  market to book value ratio;

  (vii)
  cash flow or free cash flow (cash flow from operations less capital expenditures);

  (viii)
  market share;

  (ix)
  cost reduction goals;

  (x)
  budget comparisons;

  (xi)
  implementation, completion or progress of projects, processes, products or product-lines strategic or critical to the Company's business operations;

  (xii)
  measures of customer satisfaction;

  (xiii)
  share price (including, but not limited to, growth measures and total shareholder return);

  (xiv)
  working capital;

  (xv)
  economic value added;

  (xvi)
  percentage of sales generated by new products;

  (xvii)
  progress of research and development projects or milestones;

  (xviii)
  growth in sales of products or product-lines;

  (ix)
  any combination of, or a specified increase in, any of the foregoing; and

  (x)
  the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Company's revenue or profitability or expand the Company's customer base.

        Subject to the terms of the Program, each of these measures shall be defined by the Committee on a corporation, subsidiary, group or division basis or in comparison with peer group performance, and may include or exclude specified extraordinary items, as determined by the Company's auditors.

        The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals or the size of Awards; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by a Covered Employee, may not be adjusted upward in terms of either the degree of goal attainment or size (but the Committee shall retain the discretion to adjust the degree of goal attainment or the size of the Awards downward).

        In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 10. Beneficiary Designation

        Each Participant under the Program may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Program is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 11. Deferrals

        The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any

such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals which shall be consistent with the requirements of Code Section 409A and the Treasury regulations and rulings promulgated thereunder.

Article 12. Rights of Employees and Contractors

        12.1    Employment.    Nothing in the Program or any Award Agreement shall interfere with or limit in any way the right of the Company to terminate at any time any Participant's employment or service to the Company as a Contractor, nor confer upon any Participant any right to continue in the employ of the Company or to provide services to the Company as a Contractor.

        12.2    Participation.    No Employee or Contractor shall have the right to be selected to receive an Award under this Program, or, having been so selected, to be selected to receive a future Award.

Article 13. Change in Control

        Except as may otherwise be provided in a Participant's Award Agreement, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges:

  (a)
  Any and all Options granted hereunder shall become immediately exercisable, and, if granted before May 8, 2002, shall remain exercisable throughout their entire term;

  (b)
  Any restriction periods and restrictions imposed on Shares of Restricted Stock and Restricted Stock Units that are not performance-based shall lapse;

  (c)
  The vesting of all performance-based Awards denominated in Shares such as performance-based Restricted Stock and Restricted Stock Units shall be accelerated as of the effective date of the Change in Control, and there shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of Shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the Performance Period(s) which has elapsed prior to the Change in Control; provided, however, that if an Option or Share of Restricted Stock or Restricted Stock Unit granted after May 8, 2002 becomes exercisable or vests only after either (i) a minimum fixed period of employment or service (the duration of which is determined by the Committee at the time of the grant of the Award) or (ii) the earlier achievement of a performance-related goal, its exercisability or vesting shall not automatically accelerate in full in accordance with Article 13 (a) or (b) above, but may accelerate if and to the extent provided in the applicable Award Agreement.

Article 14. Amendment, Modification, and Termination

        14.1    Amendment, Modification, and Termination.    Subject to the terms of the Program, including Section 14.2, the Board may at any time and from time to time, alter, amend, suspend or terminate the Program in whole or in part. However, stockholder approval shall be required for any amendment of the Program that (a) materially increases the number of Shares available for issuance under the Program (other than pursuant to Article 5.4), (b) expands the type of awards available under the Program, (c) materially expands the class of participants eligible to receive Awards under the Program, (d) materially extends the term of the Program, (e) materially changes the method of determining the Option Price under the Program or (f) deletes or limits any provision of the Program prohibiting the repricing of Options. The Committee may amend Awards previously granted under the Program.

        14.2    Awards Previously Granted.    Notwithstanding any provision of the Program or of any Award Agreement to the contrary (but subject to Section 6.10 hereof), no termination, amendment, or modification of the Program or amendment of an Award previously granted under the Program shall adversely affect in any material way any Award previously granted under the Program, without the express consent of the Participant holding such Award.

Article 15. Compliance with Applicable Law and Withholding

        15.1    General.    The granting of Awards and the issuance of Shares under the Program shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding anything to the contrary in the Program or any Award Agreement, the following shall apply:

  (a)
  The Company shall have no obligation to issue any Shares under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

  (b)
  Prior to the issuance of any Shares under the Program, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing the Shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.

  (c)
  With respect to any person who is subject to Section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any incentive or payment under the Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.

  (d)
  If, at any time, the Company, determines that the listing, registration, or qualification (or any updating of any such document) of any Award, or the Shares issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any Award, the issuance of Shares pursuant to any Award, or the removal of any restrictions imposed on Shares subject to an Award, such Award shall not be granted and the Shares shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

        15.2    Securities Law Compliance.    With respect to Insiders, transactions under this Program are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Program or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

        15.3    Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Program.

        15.4    Share Withholding.    Awards payable in Shares may provide that with respect to withholding required upon any taxable event arising thereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares to satisfy their withholding tax obligations; provided that Participants may only elect to have Shares withheld having a Fair Market Value on the date the tax is to be determined equal to or less than the minimum withholding tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations, including prior Committee approval, that the Committee, in its sole discretion, deems appropriate.

 Article 16. Indemnification

        Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17. Successors

        All obligations of the Company under the Program with respect to Awards granted hereunder shall, to the extent legally permissible, be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18. Legal Construction

        18.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

        18.2    Severability.    In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

        18.3    Governing Law.    To the extent not preempted by federal law, the Program, and all Award or other agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware without giving effect to principles of conflicts of laws.

* * *

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 7, 2009.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals—The Board of Directors recommends a vote FOR all four nominees for election as directors and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain
	01—Mike R. Bowlin	☐	☐	☐
	02—Barbara J. McNeil, M.D., Ph.D.	☐	☐	☐
	03—Michael A. Mussallem	☐	☐	☐
	04—William J. Link, Ph.D.	☐	☐	☐

		For	Against	Abstain
2.	Approval of the amendment and restatement of the Long-Term Stock Incentive Compensation Program.	☐	☐	☐
		For	Against	Abstain
3.	Ratification of appointment of the independent registered public accounting firm.	☐	☐	☐

B Non-Voting Items
Change of Address—Please print new address below.

C Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.

Date (mm/dd/yyyy)— Please print date below.	Signature 1— Please keep signature within the box.	Signature 2— Please keep signature within the box.

Edwards Lifesciences Corporation
Annual Meeting of Stockholders
Thursday, May 7, 2009 at 10:00 a.m. PDT

One Edwards Way
Irvine, California 92614
(949) 250-2500
www.edwards.com

Telephone vote at 1-800-652-8683
Internet vote at WWW.INVESTORVOTE.COM

ONLINE ANNUAL MEETING MATERIALS (www.computershare.com/econsent)

Although you received these materials by regular mail this year, you can still vote your shares conveniently on-line or by telephone. Please see the instructions on the reverse side. Additionally, you may choose to receive future Annual Meeting materials (annual report, notice of annual meeting, proxy statement and proxy card) on-line. By choosing to become one of Edwards Lifesciences Corporation's future electronic recipients, you help support Edwards Lifesciences Corporation in its efforts to control printing and postage costs.

If you choose the option of electronic delivery and voting on-line, you will receive an email before all future annual and/or special meetings of stockholders, notifying you of the website containing the Proxy Statement and other materials to be carefully reviewed before casting your vote.

           IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy—Edwards Lifesciences Corporation

Proxy for Annual Meeting on May 7, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John T. Cardis, Robert A. Ingram and David E.I. Pyott proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the others, to represent and to vote all shares of stock of Edwards Lifesciences Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Edwards Lifesciences Corporation to be held at the corporate headquarters of Edwards Lifesciences Corporation, One Edwards Way, Irvine, California 92614, on Thursday, May 7, 2009, at 10:00 a.m., Pacific Daylight Time, and any adjournments thereof, on the proposals described in the Proxy Statement and all other matters properly coming before the meeting in accordance with the instructions on the reverse side. This proxy revokes all proxies previously given by the undersigned to vote at such meeting and any adjournments thereof.

This proxy will also serve to instruct the trustees of Edwards Lifesciences Corporation 401(k) Saving and Investment Plan and the Edwards Lifesciences Corporation of Puerto Rico Savings and Investment Plan to vote in accordance with the instructions on the reverse side all shares held for the undersigned in such plans. For shares in your Savings and Investment Plan account, voting instructions submitted over the internet, by telephone or by mail must be received by the Trustees by 11:59 p.m., Eastern Daylight Time, on Wednesday, May 6, 2009. The Trustee will vote allocated shares for which it receives no written instructions in the same proportion as the allocated shares for which voting instructions have been received.

IMPORTANT—This Proxy Must Be Signed And Dated On the Reverse Side If Voting By Mail.